SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

S-1/A
Amendment #2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DAKOTA GOLD CORP.
(Exact name of Registrant as specified in its charter)

Nevada	1040	20-5859893
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

Dakota Gold Corp.
701 N. Green Valley Parkway, Suite 200
Henderson, Nevada, 89074
Telephone: (702) 990-3256
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Herb Duerr
Dakota Gold Corp.
701 N. Green Valley Parkway, Suite 200
Henderson, Nevada, 89074
Telephone: (702) 990-3256
Facsimile: (702) 990-3001
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:

Scott D. Olson, Esq. 274 Broadway, Costa Mesa, California 92627 Telephone: (310) 985-1034 Facsimile: (310) 564-1912

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	□	Accelerated filer	□

Non-accelerated filer	□	Smaller reporting company	X

Calculation of Registration Fee
Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share	30,000,000	$0.01(1)	$300,000	$34.38
Total	30,000,000	$0.01 (1)	$300,000	$34.38 (2)

(1)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).
(2)	Previously paid.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED ______ __, 2013

PROSPECTUS

DAKOTA GOLD CORP.

Up to 30,000,000 Shares of Common Stock

We are offering up to 30,000,000 shares at a price per share of $0.01 on a best efforts basis. We are making this offering without the involvement of underwriters or broker-dealers. The shares of our common stock to be sold by us will be sold on our behalf by our executive officers and directors. Such officers and directors will not receive any compensation or commission on the proceeds from the sale of our shares on our behalf, if any. We will bear the costs, expenses and fees associated with the registration of the shares in this prospectus. Should we be successful in selling all of the shares offered, we will receive $300,000 in proceeds before expenses but there can be no assurance that all or any of the shares will be sold.

The sale of 30,000,000 shares is intended to be a self-underwritten offering with no minimum purchase requirement. We do not have an arrangement to place the proceeds from this offering, if any, in an escrow, trust or similar account. Any funds raised from the offering will be immediately available to us for our use. Subscriptions for shares are irrevocable once made, and funds will only be returned if the subscription is rejected.

This offering will begin upon the effectiveness of the registration statement of which this prospectus is a part and will terminate on the earlier of: (i) the date when the sale of all 30,000,000 shares is completed, or (ii) 180 days from the effective date of this registration statement, which date may be extended by us in our discretion for an additional 90 days.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. We may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ___________, 2013

Table of Contents

Page

Prospectus Summary	6
Risk Factors	8
The Offering	14
Use of Proceeds	15
Determination of Offering Price	15
Forward Looking Statements	19
Dilution	16
Plan of Distribution	16
Description of Securities	18
Interest of Named Experts and Counsel	18
Description of Business	19
Description of Property	21
Legal Proceedings	28
Market for Common Equity and Related Stockholder Matters	28
Dividend Policy	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	29
Changes in and Disagreements with Accountants
Directors, Executive Officers, Promoters, and Control Persons	33
Director Independence	34
Executive Compensation	34
Security Ownership of Certain Beneficial Owners and Management	36
Certain Relationships and Related Transactions	36
Expenses of Issuance and Distribution	37
Legal Matters	37
Indemnification for Securities Act Liabilities	37
Experts	37
Where You Can Find More Information	37
Financial Statements	38
Information not Required in Prospectus	63

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our,” “us,” or “Dakota” refer to Dakota Gold Corp., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Corporate Background
We were incorporated under the laws of the State of Florida on October 27, 2006 under the name Coastline Corporate Services, Inc.  We were established to provide services to public companies requiring guidance and assistance in converting and filing their documents with the U.S. Securities and Exchange Commission.  We were unable to raise sufficient capital to operate this business profitably and underwent a change of control and a number of changes in management.

On August 17, 2012 we executed a property option agreement (the “Agreement”) with MinQuest, Inc. (“MinQuest”) granting us the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by MinQuest.  The property known as the Crescent Fault Property is located in Eureka County, Nevada and currently consists of 33 unpatented claims (the “Property”).  Under the Agreement we are required to make aggregate option payments of $860,000 and incur certain property exploration expenditures of $3,100,000 by August 17, 2021.  Herb Duerr, our principal executive officer, is also a Vice President of MinQuest.

We are currently an exploration-stage company as defined by the U.S. Securities and Exchange Commission (“SEC”) and we are in the business of exploring and if warranted, advancing certain unpatented mineral properties to the discovery point where we believe maximum shareholder returns can be realized. Our auditors have issued an audit opinion which includes a statement describing substantial doubt about our ability to continue as a going concern.

We are dependent upon making a gold deposit discovery at the Property for the furtherance of the Company. Should we be able to make an economic find at the Property, we would then be solely dependent upon the Property mining operation for our revenue and profits, if any. The Property claims presently do not have any mineral resources or reserves. There is no mining plant or equipment located within the property boundaries. Currently, there is no power supply to the mineral claims. The probability that ore reserves that meet SEC guidelines will be discovered on an individual hard rock prospect at the Property is undeterminable at this time. A great deal of work is required on the Property before a determination as to the economic and legal feasibility of a mining venture on it can be made. There is no assurance that a commercially viable deposit will be proven through the exploration efforts by us at the Property. We cannot assure you that funds expended on the Property or other properties that we may acquire in the future will be successful in leading to the delineation of ore reserves that meet the criteria established under SEC mining industry reporting guidelines.

Current State of Exploration
The Property claims presently do not have any mineral resources or reserves. We have begun reviewing the results of the historic drilling and sampling.  There is no mining plant or equipment located within the Property boundaries. Currently, there is no power supply to the mineral claims. Our planned program includes compilation of all activities to the present with a follow-up reverse circulation drill program.  However, this program is exploratory in nature and no minable reserves may ever be found.

The Offering:

Securities Being Offered	Up to 30,000,000 shares of common stock, par value $0.001, with no minimum

Offering Price	$0.01 per share

Securities Issued	2,345,998 shares of our common stock are issued and outstanding as of the date of this prospectus.

Securities Issued After This Offering	32,345,998 shares issued and outstanding if we sell all 30,000,000 shares being offered hereby

Market for the Common Shares
Our common stock is traded on the Over The Counter Bulletin Board (“OTCBB”) under the symbol “DAKO.” To date there has only been a very limited trading market for our securities.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of Proceeds	We intend to use the net proceeds of this offering for undertaking a drill program on our Property and for general corporate purposes.

Termination of the Offering
The earlier of: (i) the date when the sale of all 30,000,000 shares is completed, or (ii) 180 days from the effective date of this registration statement, which date may be extended by us in our discretion for an additional 90 days.

Terms of the Offering	Our directors and officers will sell our stock upon effectiveness of this prospectus on a self-underwritten basis.

Summary Financial Information

The following presents our summary financial information for the periods indicated and should be read in conjunction with the information contained in “Management's Discussion and Analysis or Plan of Operations” and our financial statements and related notes appearing elsewhere in this prospectus.

Statement of Operations Data	Six Months Ended October 31, 2012 (unaudited)	Year Ended April 30, 2012	Year Ended April 30, 2011	Period from August 1, 2010 (inception of exploration stage) to October 31, 2012 (unaudited)
Operating revenues	$-	$-	$-	$-
Income (loss) from operations	$(27,077)	$(96,705)	$(83,452)	$(137,340)
Net income (loss)	$(34,433)	$(96,705)	$(83,452)	$(202,479)

Balance Sheet Data	October 31, 2012	April 30, 2012	April 30, 2011
Working capital	$(82,715)	$(48,282)	$(51,577)
Total assets	$27,968	$39,154	$31,556
Total liabilities	$110,683	$87,346	$81,133
Stockholders’ (Deficit) Equity	$(82,715)	$(48,282)	$(51,577)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1.           Our independent auditor has issued a going concern opinion after auditing our financial statement.  Our ability to continue is dependent on our ability to raise additional capital and our operations could be curtailed if we are unable to obtain required additional funding when needed.

We will be required to expend substantial amounts of working capital in order to explore and develop the Property.  We were incorporated on October 27, 2006 but entered the exploration stage on August 1, 2010. Our operations since entering the exploration stage have been funded entirely from capital raised from our private offering of securities from March through September 2011 and from the proceeds from a bridge loan initially issued in August 2010. We will continue to require additional financing to execute our business strategy.  We are totally dependent on external sources of financing for the foreseeable future, of which we have no commitments. Our failure to raise additional funds in the future will adversely affect our business operations, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. We are entirely dependent on our ability to attract and receive additional funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future could restrict our ability to grow and reduce our ability to continue to conduct business operations. As of October 31, 2012, we incurred a net loss of $202,479 from the inception of the exploration stage and used cash in operations from inception of the exploration stage of $152,192.  After reviewing our financial statements, our independent auditor issued a going concern opinion and our ability to continue is dependent on our ability to raise additional capital. If we are unable to obtain necessary financing, we will likely be required to curtail our exploration plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

2.           We are an exploration stage company, have generated no revenues to date and have a limited operating history upon which we may be evaluated.

We were incorporated on August 27, 2006 in the State of Florida under the name Coastline Corporate Services, Inc.  The Company was established to provide services to public companies requiring guidance and assistance in converting and filing their documents with the U.S. Securities and Exchange Commission.  In August 2010 the Company initiated the process of changing the name of the Company from Coastline Corporate Services, Inc. to “Dakota Gold Corp.”  In connection with the change of the Company’s name to Dakota Gold Corp. the Company intended to change its business to mineral resource exploration and move its domicile to Nevada.  In order to undertake the name, business and domicile change, the Company incorporated a wholly-owned subsidiary in Nevada named Dakota Gold Corp. and merged Coastline Corporate Services, Inc. with the new subsidiary.  The Company received final regulatory for the name, business, and domicile change on November 26, 2010 and is now a Nevada corporation.  As a result of the change of business of the Company, the Company entered the exploration stage on August 1, 2010.  The Company optioned its current Property on August 17, 2012 and as a result has not undertaken any exploration on the Property.

The Property we have under option is an early stage mineral property and the Property does not have any known resources or reserves.  Our only other meaningful asset is approximately $22,000 in available cash at October 31, 2012. Our limited operating history makes it difficult to evaluate our business on the basis of historical operations. We are an exploration stage company with no known commercially viable deposits, or “resources”, or "reserves" on our Property. Therefore, determination of the existence  of  a  resource or reserve  will  depend  on appropriate  and  sufficient  exploration  work  and the  evaluation  of  legal, economic, and environmental  factors. If we fail to find a commercially viable deposit on any of our property our financial condition and results of operations will suffer.  If we cannot generate income from the Property we will have to cease operation which will result in the loss of your investment.

We face all of the risks inherent in a new business and those risks specifically inherent in the exploration stage company, with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. We cannot assure you that we will be able to generate revenues or profits from operation of our business or that we will be able to generate or sustain profitability in the future.

3.           We expect losses in the future because we have no revenue to offset losses.

As reflected in our financial statements filed in this registration statement, we are in the exploration stage formed to carry out the activities described in this prospectus. Since inception of the exploration stage on August 1, 2010 to October 31, 2012, we have incurred a net loss of $202,479 and used cash in operations of $152,192.  As we have no current revenue, we are expecting losses over the next 12 months because we do not yet have any revenues to offset the expenses associated with the implementation of our business plan. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

4.           Our business model is unproven and our success is dependent on our ability to explore and develop our mineral property.

Our business model is to generate revenues from the sale of minerals from our optioned exploration property, located in Eureka County, Nevada.  We cannot guarantee that we will ever be successful in doing this in order to generate revenues in the future. The Property is at a very early stage, and our ability to generate revenue is unproven. Therefore, it is not possible for us to predict the future level of production, if any, or if we will be able to effectuate our business plan. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

5.            Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. Therefore, we expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

6.           The loss of our President and CEO or the failure to hire qualified employees or consultants would damage our business.

Because of the highly technical nature of our business, we depend greatly on attracting and retaining experienced management and highly qualified and trained personnel.  We compete with other companies intensely for qualified and well trained professionals in our industry. If we cannot hire or retain, and effectively integrate, a sufficient number of qualified and experienced professionals, this will have a material adverse effect on our capacity to sustain and grow our business.  It is anticipated that all of the exploration on our Property will be undertaken either directly by our President and CEO or under his direct supervision.  Should our President and CEO by unavailable to perform his duties on behalf of the Company or should he terminate his relationship with the Company, our business operations would be severely impacted and we would have to curtail our operations.

7.           Because our President and CEO serves as a director and consultant to other companies engaged in mineral exploration, a potential conflict of interest could negatively impact our ability to acquire properties to explore and to run our business.

Our President and CEO is a director and consultant to other natural resource or mining-related companies, or may be involved in related pursuits that could present conflicts of interest with his roles at Dakota. Since 1996 Herb Duerr has been a Vice President of MinQuest, Inc., since 1989 he has been a co-owner of Nevada Mine Properties II, Inc., and since 1994 he has been Vice President of Desert Pacific Exploration, Inc.  All three of these entities are privately-owned mineral exploration companies. Mr. Duerr is also currently a director of Iconic Minerals (since October 2009), Canamex Resources Corporation (since March 2009) and American Consolidated Minerals (since September 2006). All of these entities with whom Mr. Duerr works with are also engaged in mining exploration. These associations may give rise to conflicts of interest from time to time. For example, we may be presented with an opportunity in which Mr. Duerr would have to decide if the opportunity would be more appropriate for us or for another entity. There may be a dispute with another entity, and then Mr. Duerr, our principal executive officer, would have an inherent conflict of interest as to such a situation. In the event that any such conflict of interest arises, a director or officer who has such a conflict is required to disclose the conflict to a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict. To date there have not been any conflicts of interest.

8.           If we do not complete the required option payments and capital expenditure requirements mandated in our agreement with MinQuest we will lose our interest in our property and our business may fail.

If we do not make all of the property payments to MinQuest or incur the required expenditures in accordance with the property option agreement we will lose our option to acquire the Property for which we have not made the payments and may not be able to continue to execute our business objectives if we are unable to find an alternate exploration interest. Since our payment obligations are non-refundable, if we do not make any payments, we will lose any payments previously made and all our rights to the Property.

9.            Mr. Herb Duerr, our President and CEO, is also a Vice President of MinQuest and the Company has optioned its only property from MinQuest resulting in the potential for a conflict of interest between the Company and MinQuest.

Our Property has been optioned from MinQuest.  Our President and CEO is also a Vice President of MinQuest.  The fact that Mr. Duerr is an officer of the Company and MinQuest creates the possibility of a conflict of interest.  The areas of potential conflict of interest include the amount of time Mr. Duerr dedicates to the Company versus time spent on other MinQuest operations, the assessment of results of exploration may be impacted by Mr. Duerr’s financial interest in both the Company and MinQuest, and the dissemination of drill results may be affected by Mr. Duerr’s management role with the Company and MinQuest.  If the relationship with MinQuest were to be damaged or severed, Mr. Duerr would be in a situation where he may have to make a decision that would harm either MinQuest or the Company.  In order to mitigate these potential conflicts of interest, the Crescent Fault Property Option Agreement has provisions for dispute resolution under the Arbitration Act of Nevada.  To date, there have not been any conflicts between or amongst the Company, Mr. Duerr and MinQuest.

10.            Because of the speculative nature of exploration, there is a substantial risk that our business will fail.

The search for valuable natural resources on our property is extremely risky as the exploration for natural resources is a speculative venture involving substantial risk. Few properties that are explored are ultimately developed into producing mines. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  Because the probability of an individual prospect ever having reserves is extremely remote, in all probability the Property does not contain any reserves, and any funds we spent on exploration will probably be lost. In such a case, we would be unable to complete our business plan.

Mineral exploration involves a high degree of risk and exploration projects are frequently unsuccessful.  To the extent that we continue to be involved in mineral exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. The risks associated with mineral exploration include:

·	the identification of potential mineralization based on superficial analysis;

·	the quality of our management and our geological and technical expertise; and

·	the capital available for exploration.

Substantial expenditures are required to determine if a project has economically mineable mineralization.  It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  In such a case, we would be unable to develop our business.

11.           We may not be able to compete with current and potential exploration companies, some of whom have greater resources and experience than we do in developing mineral reserves.

The natural resource market is intensely competitive, highly fragmented and subject to rapid change.  We may be unable to compete successfully with our existing competitors or with any new competitors.  We compete with many exploration companies which have significantly greater personnel, financial, managerial, and technical resources than we do. This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

12.           We may not have the funds to purchase all of the supplies, manpower and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, manpower and certain equipment such as drill rigs, bulldozers and excavators that we might need to conduct exploration. If there is a shortage or scarcity, we cannot compete with larger companies in the exploration industry for supplies, manpower and equipment.  In the event that the prices for such resources rise above our affordability levels, we may have to delay or suspend operations.  In the event we are forced to limit our exploration activities, we may not find any minerals, even though our properties may contain mineralized material. Without any minerals we cannot generate revenues and you may lose your investment.

13.           The prices of metals are highly volatile and a decrease in metals prices could result in us incurring losses.

The profitability of natural resource operations are directly related to the market prices of the underlying commodities.  The market prices of metals fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions.  Price fluctuations in the metals markets from the time exploration is undertaken and the time production can commence can significantly affect the profitability of a mine.  Accordingly, we may begin to develop a mineral property at a time when the price of the underlying metals make such exploration economically feasible and, subsequently, incur losses because metals prices have decreased.  Adverse fluctuations of metals market price may force us to curtail or cease our business operations.

14.            Because our business involves numerous operating hazards, we may be subject to claims of a significant size which would cost a significant amount of funds and resources to rectify. This could force us to cease our operations, which will cause you a loss of your investment.

Our proposed business is subject to the usual hazards inherent in exploring for minerals, such as general accidents, explosions, chemical exposure, and craterings.  The occurrence of these or similar events could result in the suspension of operations, damage to or destruction of the equipment involved and injury or death to personnel. Operations also may be suspended because of machinery breakdowns, abnormal climatic conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. The occurrence of any such contingency would require us to incur additional costs and force us to cease our operations, which will cause you a loss of your investment.

Difficulties, such as unusual or unexpected rock formations encountered by workers but not indicated on a map, or other conditions may be encountered in the gathering of samples and information, and could delay our exploration program.  We do not currently carry insurance to protect against these risks and we may not obtain such insurance in the future.  Even if we do obtain insurance, the nature of these risks is such that liabilities could over exceed policy limits or be excluded from coverage.  There are also risks against which we cannot, or may not elect to insure.  The costs, which could be associated with any liabilities, not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, thereby hurting our financial position, future earnings, and/or competitive positions.  We may not have enough capital to continue operations and you will lose your investment.

15.            Damage to the environment could result from our operations.  If our business is involved in one or more of these hazards, we may be subject to claims of a significant size which could force us to cease our operations.

Mineral resource exploration, production and related operations are subject to extensive rules and regulations of federal, state and local agencies.  Failure to comply with these rules and regulations can result in substantial penalties.  Our cost of doing business may be affected by the regulatory burden on the mineral industry since the rules and regulations frequently are amended or interpreted.  We cannot predict the future cost or impact of complying with these laws.

Environmental enforcement efforts with respect to mineral operations have increased over the years, and it is possible that regulation could expand and have a greater impact on future mineral exploration operations.  Although our management intends to comply with all legislation and/or actions of local, provincial, state and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the cost of which could harm our results of operations.  We cannot be sure that our proposed business operations will not violate environmental laws in the future.

Our operations and property are subject to extensive federal, state, and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. These laws and regulations may do any of the following: (i) require the acquisition of a permit or other authorization before exploration commences, (ii) restrict the types, quantities and concentration of various substances that can be released into the environment in connection with exploration activities, (iii) limit or prohibit mineral exploration on certain lands lying within wilderness, wetlands and other protected areas, (iv) require remedial measures to mitigate pollution from former operations and  (v)  impose substantial  liabilities  for  pollution  resulting  from  our  proposed operations.

16.           Because access to our mineral claims is limited during inclement weather conditions this could result in delays in our exploration

The business of mining for gold and other metals is generally subject to a number of risks and hazards including natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. Access to our mineral property is restricted during these weather conditions. Furthermore, during the winter months exploration cannot be done on the Property. As a result, any attempt to test or explore the property is largely limited to the times when weather conditions permits such activities. These limitations may result in significant delays in exploration efforts. Such delays may have a significant negative effect on our results of operations.

17.           Our principal stockholder, who is also our Secretary and director, owns a controlling interest in our voting stock. Therefore investors will not have any voice in our management, which could result in decisions adverse to our general shareholders.

Our principal shareholder beneficially owns approximately 85.3% of our outstanding common stock. As a result, this shareholder will have the ability to control substantially all matters submitted to our stockholders for approval including:

•      election of our board of directors;
•      removal of any of our directors;
•      amendment of our Articles of Incorporation or bylaws; and
•      adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of his ownership and position, the principal shareholder who is also our Secretary and a director is able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our principal shareholder could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the Company may decrease.  Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISK FACTORS RELATING TO OUR COMMON STOCK

18.           We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $.001 per share, of which 2,345,998 shares are currently issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

19.           Our Secretary who is also a director owns a controlling interest in our voting stock and may take actions that are contrary to your interests, including selling their stock.

Our Secretary, who is also a director, beneficially owns approximately 85.3% of our outstanding common stock.  If and when he is able to sell his shares in the market, such sales by our Secretary within a short period of time could adversely affect the market price of our common stock if the marketplace does not orderly adjust to the increase in the number of shares in the market. This will result in a decrease in the value of your investment in the Company.  Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

20.           Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

21.           The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

·	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

·	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

·	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

·	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

22.           The offering price of our common stock could be higher than the market value, causing investors to sustain a loss of their investment.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management's valuation, and therefore expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may therefore lose a portion or all of their investment.

23.           State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

24.           Currently there is only a minimal public market for our securities, and there can be no assurances that any active market will ever develop and, even if developed, it is likely to be subject to significant price fluctuations.

Our common stock is traded on the Over The Counter Bulletin Board (“OTCBB”) under the symbol “DAKO.” To date there has only been a very limited trading market for our securities.

There has not been any established trading market for our common stock, and there is currently only a very minimal public market for our securities. There can be no assurances as to whether:

·	any active trading market for our shares will develop;

·	the prices at which our common stock will trade; or

·
the extent to which investor interest in us will lead to the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of our company and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

25.           We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

As a company registered with the SEC, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Expansion and progression of our business will necessitate ongoing changes to our internal control systems, processes and information systems. Currently, we have no employees, other than our sole officer and director. As we engage in the exploration of our mineral claim, hire employees and consultants, our current design for internal control over financial reporting will not be sufficient to enable management to determine that our internal controls are effective for any period, or on an ongoing basis. Accordingly, as we build our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

27.           Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because none of our directors are independent, we do not currently have independent audit or compensation committees. As a result, the directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

THE OFFERING

We are offering on a self-underwritten basis, 30,000,000 shares of common stock at a price per share of $0.01. Shares will be offered on a best efforts basis and we do not intend to use an underwriter for this offering. We do not have an arrangement to place the proceeds from this offering, if any, in an escrow, trust or similar account. Any funds raised from the offering will be immediately available to us for our use. This offering will begin upon the effectiveness of the registration statement of which this prospectus is a part and will terminate on the earlier of: (i) the date when the sale of all 30,000,000 shares is completed, or (ii) 180 days from the effective date of this registration statement, which date may be extended by us in our discretion for an additional 90 days.

Subscriptions for shares are irrevocable once made, and funds will only be returned if the subscription is rejected. There will not be an escrow account so the proceeds from the sale will be placed directly into our corporate account and all funds received can be immediately used by us. If you decide to subscribe for any shares in this offering, you will be required to execute a subscription agreement and tender it, together with payment for the shares subscribed for. We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value or net worth.

USE OF PROCEEDS

If we sell all of the shares offered, we estimate that the net proceeds from our offering of common stock under this prospectus will be approximately $295,000, after deducting estimated offering expenses payable by us. We intend to use the proceeds of this offering for undertaking a drill program on our Crescent Fault Property and for general corporate purposes. The net proceeds to us from the sale of up to 30,000,000 shares offered at a public offering price of $0.01 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at approximately $5,000 for legal, accounting and other costs in connection with this offering.

The table below shows the net proceeds from this offering for scenarios where we sell various amounts of the shares. Since we are making this offering on a no minimum, best-efforts basis, there is no guarantee that we will be successful at even selling 20% of the amount offered hereby. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

Percent of Net Proceeds Received

	10%	25%	50%	75%	100%
Shares Sold	3,000,000	7,500,000	15,000,000	22,500,000	30,000,000
Gross Proceeds	$30,000	$75,000	$150,000	$225,000	$300,000
Less Offering Expenses	$5,000	$5,000	$5,000	$5,000	$5,000
Net Offering Proceeds	25,000	$70,000	$145,000	$220,000	$295,000

The Use of Proceeds set forth below demonstrates how we intend to use the funds under the various percentages of amounts of the related offering. All amounts listed below are estimates.

% of Offering Sold	10%	25%	50%	75%	100%
Exploration Expenses	-	$45,000	$120,000	$195,000	$270,000
General and Administrative	$25,000	$25,000	$25,000	$25,000	$25,000
Total	$25,000	$70,000	$145,000	$220,000	$295,000

Our offering expenses are comprised of legal and accounting expenses, and SEC and EDGAR filing fees, transfer agent fees and any necessary state registration fees. Our officers and directors will not receive any compensation for their efforts in selling our shares.

We intend to use the proceeds of this offering in the manner set forth above. No material amount of the proceeds is to be used to discharge indebtedness or to acquire assets or finance the acquisition of other businesses other than in the ordinary course of business. At present we are not engaged in negotiations or the acquisition of additional technology. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

DETERMINATION OF OFFERING PRICE

The offering price of our common stock does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

As at April 30, 2012, our last audited financial statement date, our total net tangible book value was ($48,282), or approximately ($0.0206) per share based on 2,345,998 shares issued and outstanding as of that date.  The proceeds from the sale of the new shares being offered (up to a maximum of 30,000,000) will vary depending on the total number of shares actually sold in the offering. If all 30,000,000 shares offered hereunder are sold, there would be a total of 32,345,998 common shares issued and outstanding.

The following table sets forth as of April 30, 2012, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholders and by new investors in this offering if new investors purchase 10%, 25%, 50%, 75% or 100% of the offering, before deducting offering expenses payable by us.

Percent of Shares Sold	10%	25%	50%	75%	100%
Number of shares sold	3,000,000	7,500,000	15,000,000	22,500,000	30,000,000
Anticipated net offering proceeds	$25,000	$70,000	$145,000	$220,000	$295,000
Total shares issued and outstanding post offering	5,345,998	9,845,998	17,345,998	24,845,998	32,345,998
Offering price per share	$0.01	$0.01	$0.01	$0.01	$0.01
Pre-offering net tangible book value/share	($.0206)	($.0206)	($.0206)	($.0206)	($.0206)
Post offering net tangible book value	($23,282)	$21,718	$96,718	$171,718	$246,718
Post offering net tangible book value/share	($0.0044)	$0.0022	$0.0056	$0.0069	$0.0076
Increase (Decrease) in net tangible book value per share after offering	$0.0162	$0.0228	$0.0262	$0.0275	$0.0282
Dilution per share to new shareholders	$0.0144	$0.0078	$0.0044	$0.0031	$0.0024
New shareholders percentage of ownership after offering	56.1%	76.2%	86.5%	90.1%	92.7%
Existing stockholders percentage of ownership after offering	43.9%	23.8%	13.5%	9.9%	7.3%

PLAN OF DISTRIBUTION

The Offering will be Managed by Our Officer and Director

This is a self-underwritten offering. We are offering to the public 30,000,000 shares of common stock on a “$300,000 maximum” basis at a purchase price of $0.01 per share. This Prospectus is part of a prospectus that permits Bobby Nijjar and Herb Duerr, to sell the shares directly to the public, with no commission or other remuneration payable to them. There are no definitive plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.  Bobby Nijjar and Herb Duerr will sell the shares and intends to offer them to friends, family members, acquaintances, and business associates. In offering the securities on our behalf, they will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Bobby Nijjar and Herb Duerr, will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.

1.	Bobby Nijjar and Herb Duerr are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and,
2.
Neither Bobby Nijjar nor Herb Duerr will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	Bobby Nijjar and Herb Duerr are not, nor will they be at the time of participation in the offering, an associated person of a broker-dealer; and
4.
Both Bobby Nijjar and Herb Duerr meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Neither Bobby Nijjar, Herb Duerr, nor any affiliates intend to purchase any shares in this offering.

We will not use public solicitation or general advertising in connection with the offering. We will use our efforts to find  purchasers  for the shares offered by this  prospectus  within a period  of 180 days  from the date of the  prospectus, subject to an extension  for an  additional  period not to exceed 90 days.

We have no intention of inviting broker-dealer participation in this Offering.

Offering Period and Expiration Date

This Offering will commence on the effective date of the registration statement of which this prospectus is a part, as determined by the Securities and Exchange Commission, and will continue for a period of 180 days. We may extend the Offering for an additional 90 days, at our sole discretion, unless the offering is completed or otherwise terminated by us at an earlier date.

Procedures for Subscribing

If you decide to subscribe for any shares in Offering, you must deliver a check or certified funds for acceptance or rejection. There are no minimum share purchase requirements for individual investors. All checks for subscriptions must be made payable to "Dakota Gold Corp."

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

•	contains the toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

•	the bid and ask prices for the penny stock;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

•	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001, of which 2,345,998 shares are issued and outstanding as of February 15, 2013.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.  The holders of shares of common stock have no pre-emptive, conversion, subscription or cumulative voting rights.  There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Preferred Stock

There is no preferred stock authorized.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Limitation of Liability and Indemnification of Officers and Directors

Under our Articles of Incorporation we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Nevada law provides that we may indemnify our directors and officers to the fullest extent.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

The transfer agent for our common stock is Madison Stock Transfer Inc. located at 1688 E. 16th Street, Brooklyn, NY, 11229. Their telephone number is 718-627-4453.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DESCRIPTION OF BUSINESS

History

Dakota Gold Corp. is an exploration stage company. We were incorporated under the laws of the State of Florida on October 27, 2006 under the name Coastline Corporate Services, Inc.  We were initially established to provide services to public companies requiring guidance and assistance in converting and filing their documents with the Securities and Exchange Commission.

On July 8, 2010 our principal shareholder entered into a Stock Purchase Agreement which provided for the sale of 600,000 shares of our common stock to Daulat Nijjar. In addition, Mr. Nijjar acquired a total of 47,500 shares of common stock from three other shareholders resulting in Mr. Nijjar owning a total of 647,500 shares of common stock, or at that time, 81.7% of the issued and outstanding shares of our common stock.  Effective as of July 8, 2010, in connection with the share acquisition, Mr. Nijjar was appointed as our President, Chief Executive Officer, Chief Financial Officer, Treasurer, Director, and Chairman.

On August 16, 2010, Mr. Nijjar returned 450,000 shares of common stock to tus for cancellation in order to reduce the number of shares issued and outstanding.  Subsequent to the cancellation, we had 342,998 shares issued and outstanding; a number that Mr. Niijar, who was also our director at that time, considered more in line with our business plans.  Following the share cancellation, Mr. Nijjar owned 197,500 shares of common stock, or 57.6%, of the remaining 342,998 issued and outstanding shares of our common stock.

On August 18, 2010, Mr. Nijjar, as the holder of 197,500, or 57.6%, of the issued and outstanding shares of our common stock at that time, provided us with written consent in lieu of a meeting of stockholders authorizing us to amend our Articles of Incorporation for the purpose of changing our name from Coastline Corporate Services, Inc. to “Dakota Gold Corp.”  In connection with the change of our name to Dakota Gold Corp. we intended to change our business to mineral resource exploration and move our domicile to Nevada.  In order to undertake the name and domicile change, we incorporated a wholly-owned subsidiary in Nevada named Dakota Gold Corp. and merged Coastline Corporate Services, Inc. with the new subsidiary.  The name and domicile change became effective on November 26, 2010 and we are now a Nevada corporation.

On September 10, 2010, we executed a property option agreement (the “Property Option Agreement”) with Zsolt Rosta, Jennifer Oliver, and Genesis Gold Corporation (the “Property Owners”) granting us the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by the Property Owners. The property known as the Caldera Property is located in Nye County, Nevada and currently consists of 32 unpatented claims (the “Caldera Property”).  Upon execution of the Agreement, we paid the Property Owners $5,000.  The Property Option Agreement required us to make a total of $1,975,000 in additional property option payments and incur $200,000 in exploration expenditures on the Property.  On August 17, 2012, we gave notice of termination to Property Owners pursuant to the terms of the Propoerty Option. We determined that the Caldera Property no longer fit within our business parameters.  As a result of such termination, the Caldera Property has been returned to the Property Owners and we are responsible to pay all claim fees, payments and expenses in order to maintain the property in good standing until August 2013. It is estimated that such fees and expenses will not exceed an aggregate of approximately $7,000.

On December 2, 2010 our Board of Directors adopted a resolution to split our stock.  Our common stock was forward split on a 100:1 basis on the record date of December 16, 2010 and a payment date of December 17, 2010.

On March 25, 2011, we received a joint written consent in lieu of a meeting (the “Joint Written Consent”) from the members of the Board of Directors (the “Board”) and the holder of 197,500 (representing 57.1%) of the issued and outstanding shares of our common stock (the “Majority Stockholder”). The Joint Written Consent adopted resolutions which authorized us to act on a proposal to effect a reverse stock split on the issued and outstanding shares of our common stock at a ratio of 1 new post reverse split common stock for each 100 outstanding pre reverse split common stock of the Company.  On June 16, 2011 the reverse split was completed.

On August 17, 2012 we executed a property option agreement (the “Agreement”) with MinQuest, Inc. (“MinQuest”) granting us the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by MinQuest.  The property known as the Crescent Fault Property is located in Eureka County, Nevada and currently consists of 33 unpatented claims (the “Property”).  Under the Agreement we are required to make aggregate option payments of $860,000 and incur certain property exploration expenditures of $3,100,000 by August 17, 2021.  Our principal executive officer is also a Vice President of MinQuest.

Our Exploration Project

We are a natural resource company engaged in the exploration of mineral properties located in Eureka County, Nevada (the “Crescent Fault Property”). The Crescent Fault Property currently consists of 33 unpatented claims. The Crescent Fault Property is in the exploration stage.

Strategy

We are a company in the early stages of the implementation of our business plan and performing those tasks necessary to raise the appropriate funding to complete our business plan. Our primary focus in the natural resource sector is gold.  Our strategic initiatives are to undertake cost efficient and effective exploration activities to discover mineralization and potentially mineral reserves.

Though we have the expertise on our board of directors to take a resource property that hosts a viable ore deposit into mining production, the costs and time frame for doing so are considerable, and the subsequent return on investment for our shareholders would be very long term indeed. We therefore anticipate optioning or selling any ore bodies that we may discover to a major mining company. Most major mining companies obtain their ore reserves through the purchase of ore bodies found by junior exploration companies. Although these major mining companies do some exploration work themselves, many of them rely on the junior resource exploration companies to provide them with future deposits for them to mine. By optioning or selling a deposit found by us to these major mining companies, it would provide an immediate return to our shareholders without the long time frame and cost of putting a mine into operation ourselves, and it would also provide future capital for the company to continue operations.

The search for valuable natural resources as a business is extremely risky. We can provide investors with no assurance that the property we have in Nevada contains commercially exploitable reserves.  Exploration for natural reserves is a speculative venture involving substantial risk. Few properties that are explored are ultimately developed into producing commercially feasible reserves. Problems such as unusual or unexpected geological formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan and any money spent on exploration would be lost.

Natural resource exploration requires significant capital and our assets and resources are limited. Therefore, we anticipate participating in the natural resource industry through the purchase or option of early stage property.   To date we have one property under option. We have not yet conducted exploration on the property but we have initiated an exploration program that will include mapping, sampling, surveying and drilling on each of our two property. There has been no indication as yet that any mineral deposits exist on the property, and there is no assurance that a commercially viable mineral deposit exists on our property. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

Distribution Methods

We initially plan to market any minerals retrieved in normal channels associated with the industry. Accordingly, we anticipate optioning or selling any ore bodies that we may discover to a major mining company. Many major mining companies obtain their ore reserves through the purchase of ore bodies found by junior exploration companies. Although these major mining companies do some exploration work themselves, many of them rely on the junior resource exploration companies to provide them with future deposits for them to mine. By optioning or selling a deposit found by us to these major mining companies, it would provide an immediate return to our shareholders without the long time frame and cost of putting a mine into operation ourselves, and it would also provide future capital for the company to continue operations.

Competition

We are a mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Intellectual Property

We do not have any intellectual property rights.

Competition

The mineral exploration industry is intensely competitive, highly fragmented and subject to rapid change.  We may be unable to compete successfully with our existing competitors or with any new competitors.  We compete with many exploration companies which have significantly greater personnel, financial, managerial, and technical resources than we do.  This competition from other companies with greater resources and reputations may result in our failure to maintain or expand our business.

Governmental Regulations

Mineral resource exploration, production and related operations are subject to extensive rules and regulations of federal, state and local agencies.  We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws.  While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out exploration program.

Failure to comply with these rules and regulations can result in substantial penalties.  Our cost of doing business may be affected by the regulatory burden on the mineral industry. We believe that compliance with the laws will not adversely affect our business operations.

Environmental enforcement efforts with respect to mineral operations have increased over the years, and it is possible that regulation could expand and have a greater impact on future mineral exploration operations.  Although our management intends to comply with all legislation and/or actions of local, provincial, state and federal governments, non-compliance with applicable regulatory requirements could subject us to penalties, fines and regulatory actions, the cost of which could harm our results of operations.  We cannot be sure that our proposed business operations will not violate environmental laws in the future.

Employees

We currently have no employees. All functions including exploration, strategy, negotiations and administration are currently being provided by our principal executive officer.

DESRIPTION OF PROPERTY

Offices

We do not own any real property. We currently maintain corporate office space on a shred basis at 701 N. Green Valley Parkway, Suite 200, Henderson, NV, 89074 pursuant to a one-year lease that commenced August 1, 2012 at $249 per month.  Management believes that our office space is suitable for our current needs.

The Crescent Fault Property

Location and Access

The Crescent Fault Property is located in western Eureka County, Nevada, approximately 240 miles east of Reno. Access to the property is via Interstate 80 from Battle Mountain, Nevada east for 28 miles to exit 261 (Nevada highway 306) and then 20 miles south to the town of Crescent Valley.  From Nevada highway 306 turn east for 4 miles and then southerly for 10 miles on a graded gravel road to the property boundary. The property can intermittently be accessed during the winter months from December to March depending on weather.  The property is comprised of 33 lode mineral claims on the western flank of the Cortez Mountains in north central Nevada.

Crescent Fault Project
N E V A D A
Reno
Sparks
Carson City
Elko
Battle Mountain
Beowawe
Crescent Valley
Cortez Mountains
Shoshone Range
Dunphy
Carlin
Emigrant Pass
Ruby Mountains
Ruby Valley
Harrison Pass
Ruby Lake
Overland Pass
Sherman Mt.
Pearl Peak
Ruby Dome
Lamoille
Lee
Jiggs
Secret Pass
Franklin Lake
Mt. Lewis
Mt. Tenabo
Bald Mt.
Mt. Tobin
Mt. Moses
Granite Mt.
Valmy
North Peak
Battle Mt.
Antler Peak
Sonoma Peak
Winnemucca Lake
Pyramid Lake
Humboldt Lake
Carson Sink
Humboldt Salt Marsh
Stillwater Range
Clan Alpine Mts.
Trinity Range
Seven Troughs Range
Humboldt Range
East Range
Lovelock
Unionville
Mill City
Imlay
Humboldt
Rye Patch Res.
Rye Patch Dam
Star Peak
Buffalo Mt.
Oreana
Smoke Creek Desert
Granite Peak
Gerlach
Empire
Kumiva Peak
Pah-rum Peak
Adobe Flat
Rosebud Peak
Sutcliffe
Nixon
Juniper Pk.
Pah Rah Ra.
Wadsworth
Fernley
Hazen
Fallon
Lahontan Dam
Lahontan Res.
Silver Springs
Carson Lake
Virginia City
Gold Hill
Silver City
Dayton
Washoe Lake
Lake Tahoe
Stewart
Genoa
Minden
Gardnerville
Stateline
Mt. Siegal
Mt. Como
Weed Heights
Yerington
Mason
Wabuska
Schurz
Smith
Wellington
Woodfords
Markleeville
Echo Summit
Topaz L.
Ebbetts Pass
Coleville
Walker
Wassuk Range
Walker Lake
Mt. Grant
Gillis Ra.
Gabbs Valley Ra.
Mt. Ferguson
Babbitt
Hawthorne
Luning
Lucky Boy Pass
Corey Peak
Sweetwater Summit
Mt. Patterson
Devils Gate
Sonora Pk.
Sonora Pass
Leavitt Pk.
Bridgeport
Strawberry
Pinecrest
Eagle Peak
Matterhorn Peak
Mono Lake
Excelsior Mts.
Mina
Pilot Peak
Columbus Salt Marsh
Coaldale
Basalt
Gabbs Valley
Gabbs
Ione
Shoshone Mts.
North Shoshone Peak
South Shoshone Peak
Desatoya Mts.
Railroad Pass
Bunker Hill
Austin
Frenchman
Job Peak
Healy Peak
Mt. Callaghan
Toiyabe Range
Arc Dome
Round Mountain
Toquima Range
Mt. Jefferson
Manhattan
Bald Mt.
Big Smoky Valley
San Antonio Mts.
Tonopah
Monitor Range
Monitor Peak
Wildcat Peak
Hot Creek Range
Money Peak
Warm Springs
Pancake Range
Lunar Crater
Antelope Ra.
Ninemile Peak
Antelope Peak
Summit Mountain
Mahogany Hills
Eureka
Simpson Park Mts.
Roberts Creek Mt.
Diamond Valley
Diamond Mts.
Newark Lake
Butte Mts.
Mount Hamilton
White Pine Range
Duckwater
Currant Mt.
Currant
Grant Range
Timber Mt.
Troy Peak
Lund
NAD27 Zone 10S
NAD27 Zone 11S
TN MN 14°
0 10 20 30 40 50 60 miles
0 25 50 75 100 km

Map created with TOPO!® ©2003 National Geographic (www.nationalgeographic.com/topo)

CF Project - Eureka County, NV
Property
Access
Crescent Valley
VALLEY
CRESCENT
N
Thomas Creek
Alkali Flat
Tumbleweed Flat

Figure 1

Ownership Interest

On August 17, 2012 we executed a property option agreement with MinQuest granting us the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by MinQuest.  The property known as the Crescent Fault Property is located in Eureka County, Nevada and currently consists of 33 unpatented claims (the “Property”).  Annual option payments and minimum annual exploration expenditures under the Agreement are as noted below:

	Property	Work
	Payments	Expenditures
Upon Execution of the Agreement	$5,000	$-
By August 17, 2013	60,000	300,000
By August 17, 2014	45,000	200,000
By August 17, 2015	60,000	250,000
By August 17, 2016	70,000	250,000
By August 17, 2017	80,000	300,000
By August 17, 2018	90,000	300,000
By August 17, 2019	100,000	350,000
By August 17, 2020	100,000	400,000
By August 17, 2021	250,000	750,000
	$860,000	$3,100,000

Since our payment obligations are non-refundable, if we do not make any payments under the Agreement we will lose any payments made and all our rights to the Property. If all said payments under the Agreement are made, then we will acquire all mining interests in the Property.  If we fail to make any payment when due the Agreement gives us a 60-day grace period to pay the amount of the deficiency.

MinQuest retained a 3% royalty (the “NSR”) of the aggregate proceeds received by us from any smelter or other sales of any ores, concentrates, metals or other material of commercial value produced from the Property, minus the cost of transportation of the ores, concentrates or metals, including related insurance, and smelting and refining charges, including penalties.  We have the one time right exercisable for 90 days following completion of a bankable feasibility study to buy up to one half (50.0%) of MinQuest’s NSR interest (i.e. an amount equal to 1.5% of the 3% NSR interest) for USD $3,000,000. The right to purchase the said NSR interest shall be exercised by us providing MinQuest with notice of the purchase accompanied by payment in the amount of USD $3,000,000.

We may use MinQuest for its mineral exploration expertise on the Property. Furthermore, both us and MinQuest have the right to assign, sell, mortgage or pledge their rights in the Agreement or on the Property. In addition, any mineral interests staked, located, granted or acquired by either us or MinQuest which are located within a 1 mile radius of the Property will be included in the option granted to us.

The Agreement will terminate if we fail to comply with any of its obligations in the Agreement and fails to cure such alleged breach.  We also have the right to terminate the Agreement by giving notice to MinQuest.

Exploration History of the Crescent Fault Property

There is little evidence of prospecting on the Crescent Fault property. A few shallow pits have been excavated on iron rich areas of the sediments. This work was likely carried out in the early 1900’s or later. There is no production recorded from the Crescent Fault area. Recent exploration on the property dates to the 1970’s when Chevron initiated a geothermal test of a nearby hot spring. Since that time Noranda and North Mining conducted exploration programs centered-around the northeastern portion of the claim group. In all, 16 holes for 10,246 feet (2,945 m) of drilling have been completed on the property.

In 1991, Noranda explored the property with geologic mapping and geochemical sampling. In 1992 Noranda joint ventured the property with Golden Giant.  A drill program was initiated in 1993 and 6 holes were drilled for a total of 2905 feet. An additional 3 holes for a total of 2106 feet were drilled in 1994 following up mineralization encountered in 1993. Nine holes were completed for a total of 5011 feet.  All holes tested the foot wall of the Crescent Fault. The property was dropped shortly after due to the perceived limited nature of the mineralization.

In 1994 North Mining acquired the property. North Mining conducted an extensive geologic mapping and sampling program and geophysical surveys. In 1995 North Mining completed a seven-hole reverse circulation drill program for a total of 4005 feet. North Mining tested the hanging wall side of the fault within the pediment. Bedrock was only encountered in three of the seven holes. A lack of positive results forced North Mining to return the project.

In 1996 Golden Peaks Resources acquired the property and reportedly drilled at least one core hole for an unknown total footage. This data is not currently available. The drilling is believed to have occurred in late 1997 to mid-1998. Gold Peak Resources returned the property in 1999.

MinQuest obtained the property in 2005.

Geology of the Crescent Fault Property

The Crescent Fault property lies within the Battle Mountain-Eureka trend. This zone is defined by the Ruby Hill mine on the south end and the Twin Creeks mine on the north end. The property is situated in north central Nevada within the Basin and Range Physiographic Province. The Great Basin is characterized by northerly trending mountain ranges separated by wide valleys. In north-central Nevada the ranges are generally composed of Paleozoic shelf carbonate rocks unconformably overlain by deep water siliceous sedimentary rocks. Thinning crust from extension provides episodic magmatism and associated geothermal plumes. The prolonged heat combined with circulating ground water is believed to be a primary contributor to mineral deposition throughout the region.

The Crescent Fault property is underlain by a sequence of Ordovician silciclastic sediments of the Valmy Formation and Permian to Pennsylvanian age carbonate and clastic sediments reportedly of the Brock Canyon Formation. These formations have been intruded by several stocks or laccoliths of probable Cretaceous age ranging from granodiorite to quartz monzonite. Later stage diorite dikes have been recognized along fault zones sub-parallel to the range front fault.

Quaternary alluvial debris masks everything north of the range front fault. Alteration of sediments and intrusive rocks occurs adjacent to the range front structure along its strike length within property boundaries. Alteration alters all rock types from 60 to 200 feet inward of the range front fault. Alteration types within the sediment package vary from quartz veining and jasperoid to decalcification and clay alteration. Alteration effects within intrusive rocks range from stockwork quartz veining to secondary carbonate alteration combined with disseminated sulfides. Contact zones within both intrusive and sediment rocks are bleached and heavily sericitized. However, sericite alteration is generally not widespread.

Gold and silver mineralization on the Crescent Fault property occurs within both sediment and intrusive rocks. Anomalous gold and silver values have been encountered in altered calcareous sandstone, siltstone and conglomerate of the Antler Sequence of Pennsylvanian to Permian age, and the Mesozoic granodiorite. The intrusive bodies appear to interfinger with the sediments suggesting a laccolith environment, but may actually be the result of complicated sets of sub-parallel faulting within the footwall of the range front structure. The character of the mineralization is mixed ranging from base and precious metals-rich skarn to disseminated gold in silicified and argillized sediments. The gold and silver mineralization is associated with lead and zinc in one area of skarn and with a set of toxic elements indicative of “Carlin type” mineralization in other areas. Over all, the system appears similar to other epithermal systems in the immediate area.

The range front structure trends northeasterly along the break in slope forming the boundary between Crescent Valley and the Cortez Range. The Crescent Fault zone is estimated to have up to 6,000 feet of vertical displacement based on geologic mapping and various geophysical techniques. Sub-parallel northeasterly trending structures have been identified by various geologists within the footwall of the range front structure. These faults suggest a relationship of conjugate faulting related to lateral movement. An older set of northwest trending faults are localized within drainages and may terminate at the range front fault. These structures are not well defined, but appear to have modest offsets.

A geophysical interpretation from a CSMT survey conducted in 2006 suggests that some northwesterly faults may offset the Crescent fault by 50 to 200 feet. Displacement of veining and alteration along the range front suggest potential for mineralization under cover to the north. Drilling indicates depths to bedrock of greater than 500 feet immediately northwest (hanging wall) of the range front fault. However, alteration and mineralization have been localized along 10 this fault for over four miles in strike length. A further evaluation of vertically offset mineralization may be warranted if a suitable targeting method can be found.

Previous exploration on the Crescent Fault property identified significant alteration along the Crescent Fault, a major range front fault zone. This fault has been remobilized over tens of millions of years with both apparent dip-slip and strike-slip movement. The alteration occurring within and adjacent to the range front can be traced along strike for over 15,000 feet. The present claim position covers approximately 8,000 feet of this feature.

The most noticeable alteration at the Crescent Fault Project is linked with hydrothermal alteration at surface. Alteration consisting of jasperoid, quartz veining and stockwork quartz veinlets associated with clay, decalcification and sericite alteration within the sediments occurs at surface and at depth. An equally noticeable alteration effect at surface is bleaching, iron staining and potassic alteration in the granodiorite. These alteration effects are not mentioned in drill logs.

Additional alteration at depth as described in drill logs, but not apparent on surface is indicated by garnet rich marble and hornfels mixed with granodiorite. This alteration is regarded as prograde skarn and is generally related to the higher gold values and visual identification of zinc as phalerite. A second type of alteration (possibly retrograde) is described as silicification (25 to 50% quartz) and clay alteration occurring within silciclastic sediments.

A compilation of rock, stream and drill geochemistry indicates at least three separate mineralized areas occur along the Crescent Fault. These areas remain open down dip and along strike providing additional targets within the property boundary.  Mineralization on the Crescent Fault property occurs within Paleozoic age calcareous sandstone, limestone and conglomerate. This rock sequence has been intruded by a Tertiary granodiorite to quartz monzonite stock, which in turn is cut by high-angle diorite and basalt dikes. The entire rock package has been cut by a range front fault.

Index of Geological Terms

TERM	DEFINITION
alluvial	relating to, consisting of, or formed by sediment deposited by flowing water
argillized	A form of hydrothermal alteration in which certain minerals of rock are converted to clay minerals
calcareous	containing or characteristic of calcium carbonate
carbonate	a salt or ester of carbonic acid
diorite	a dark granular igneous rock that consists of plagioclase and a ferromagnesian mineral such as hornblende
geothermal plumes	relating to or produced by the heat in the interior of the Earth
granodiorite	a coarse-grained igneous rock containing plagioclase and orthoclase, whose composition is intermediate between granite and diorite
hornfels	a fine-grained metamorphic rock composed of silicate minerals and formed through the action of heat and pressure on shale
jasperoid	a rare, peculiar type of hydrothermal alteration and occurs in two main forms: sulfidic jasperoids and hematitic jasperoids
laccolith	a massive intrusion of igneous rock between beds of sedimentary rock, creating a dome-shaped structure
magmatism	The motion or activity of magma
monzonite	a visibly crystalline, granular igneous rock composed chiefly of equal amounts of two feldspar minerals, plagioclase and orthoclase, and small amounts of a variety of colored minerals
Phalerite	a mineral that is the chief ore of zinc. It consists largely of zinc sulfide in crystalline form but almost always contains variable iron
Prograde	moving in the same orbital or rotational direction as another astronomical body
Quaternary	the current period of geologic time, beginning 1.6 million years ago and characterized by the appearance and dominance of humans
Quartz	a common, hard, usually colorless, transparent crystalline mineral with colored varieties.
Sericite	a kind of muscovite occurring in silky scales having a fibrous structure
Silica	a hard white or clear substance that exists in sand and other materials, used for making glass
Skarn	a coarse-grained metamorphic rock formed by the contact metamorphism of carbonate rocks
Stockwork	a metalliferous deposit characterized by the impregnation of the mass of rock with many small veins or nests irregularly grouped. This kind of deposit is especially common with tin ore
Sulfides	a compound in which sulfur is typically combined with one or more electropositive elements or groups

Current State of Exploration

The Crescent Fault property does not have any reportable mineral resources or reserves. The property has seen only cursory prospecting. There has been no production of metals from the property in the past.

Geological Exploration Program

The Crescent Fault Property is located within a significant mining district. The mining district is well established with similarities in geology, geochemistry and alteration being present throughout the district.  Based on existing data, Company management has determined that there are sufficient similarities in geology between the Crescent Fault Property and other properties within the district that additional exploration of the Crescent Fault Property is warranted.  However, additional work must be completed to determine the quality and quantity of mineralization within the property boundary.

Our Board of Directors has approved a budget for the Property for the next 12 months.  The budget includes the following items:

Amount ($)
Annual claim fees – 2013	4,000
Permit preparation and bonding	25,000
Drilling program	201,000
Option payment – August 2013	60,000
290,000

The above budget for the balance of calendar 2012 and the first half of 2013 will include the preparation of permits for the planned work, road repair and drill pad construction, and 3,000 feet of reverse circulation drilling.  This program will attempt to confirm and enhance known mineralization in previous drill holes with infill drilling between previous mineralized holes.  A portion of this drilling will also attempt to extend known mineralized zones along strike and beyond historic drilling.  The project will be funded by proceeds from the proposed offering under this prospectus.  If the Company is unable to raise sufficient funds, then the Company will not be able to undertake its planned drill program.

Previous work on the project has included several types of geophysical surveys (CSMT, gravity, seismic, magnetics) as well as several surface geochemical programs consisting of stream sampling (BLEG), surface rock sampling, and auger drilling to shallow depths (<10 feet).  These efforts have been compiled and a drill program has been conceived based on this data and previous drilling.  A permit has been completed for a drilling program with 18 drill sites.  Each site is allowed multiple holes without re-permitting.  The company is currently budgeting for 8 Reverse Circulation (RC) holes for 3,000 feet of drilling.  The drilling will include two holes offsetting known mineralization in past drill efforts.  These two holes will attempt to confirm previous results.  An additional 6 holes along strike of the known drilling will be conducted.   These holes will be placed along strike of the known mineralization and will provide knowledge of structure, stratigraphy and possible extensions of mineralization.  The table below outlines the details of the drill program:

Road and drill pad construction	10,000
Reverse circulation drilling – 3,000 feet	140,000
Supplies and assays – 600 samples	24,500
Supervision and support	26,500
201,000

The permit issued to the Company will allow drilling to commence immediately following the payment of the reclamation bond.  The reclamation bond will be paid by the Company from the proceeds of the proposed financing. The drill program will take three to four weeks to complete.  Assays will be submitted at intervals as the drilling progresses but all assays should be collected within one month of the end of drilling. However, the timing of the assay results will be dependent on the availability of laboratory time.

The company has relied on previous sampling efforts completed by several companies over a 10 year period.  The previous drilling campaigns were conducted by reputable companies such as Homestake, Noranda and North Mining.  Sampling procedures and Quality Assurance/Quality Control (QA/QC) practices are not well documented in historical reports from the Crescent Fault Property.  As a result, the exact procedures followed by previous operators are not well known. However, all the previous companies who conducted drilling at the project (Homestake, Noranda and North Mining) were respected major mineral exploration and/or mining companies and thus it is likely that their respective QA/QC methodologies would at least have met industry standards at the time of the work.  Additionally, these major mining companies worked on the property separately over a period of 12 years from 1983 to 1995.  The Company has access to the various surface sampling, drill results and drill logs.  This data indicates a consistency in alteration features and geochemical signatures.  When significant mineralized intervals were encountered in drilling  the mineralized intervals were independently re-assayed to confirm repeatability of the interval.

During its planned drill program the Company will collect samples on five foot intervals throughout the entire length of each hole drilled.  The samples will be split using an industry standard rotary splitter in order to reduce the size of the samples.  The sample will then be halved with one half going to the assay lab and the duplicate will be kept for duplicate confirmation in the event any initial sample has repeatability issues.  Collection of representative material will also be collected in "chip trays" in order to log and review the each hole.  The original samples, duplicates and chip trays will be taken to a secure storage facility.  The bagged original samples will be picked up by and ALS Minerals truck and driven directly to ALS Minerals Labs (ALS) in Reno, Nevada. ALS is a well-known analytical laboratory operating worldwide and holds ISO 9001:2008 and ISO/IEC 17025:2005 certifications. ALS is an independent, commercial laboratory, and holds no relationship with Dakota.

The samples will be crushed and a 1000g split will be pulverized at the laboratory.  Aliquots of the pulped sample will then be analyzed for Au and Ag. For Au, ALS’ Au AA24 procedure will be used, with 50 gram charge. The method involves fire assaying followed by atomic absorption (FAAS) finish. For Ag, the procedure will be ALS’ Ag AA61, using a 4 acid digestion (HF, HNO2, HClO4, HCl).  Follow-up analyses may be completed on any “over limit” analyses and additional reruns will be made on any gold values over one part per million (ppm).  Additional repeat samples, blanks and standards will also be used within the lab, according to the internal practices and policies of ALS.

At least three additional standards and blanks will be inserted into each group of samples for each hole by contractors used by the company. These samples will have been tested previously and will have known quantities of Au and Ag  that will provide checks on the assay lab.  All pulps and rejects for the samples processed by ALS will be returned to the company and will be held at a secure storage facility.

After the above described first phase and depending on the success of that drill program, a second phase of drilling would be contemplated.  At this point, drilling would likely infill and expand on any mineralized intervals.  Assuming further positive results, additional drilling will be carried out in phases including the use of both RC and Core drilling methods.  Metallurgical tests will be carried out on mineralized intervals after the first phase in order to determine the potential for recovery of the gold.  Geophysical surveys would be carried out before the third phase of drilling to better identify drill targets based on areas of known mineralization.  Eventual preliminary economic analysis (PEA) would be conducted on the project if sufficient mineralization is found.  Assuming a positive PEA, further drilling would be conducted and an eventual feasibility study would be implemented.  If all of this work concluded that the project was viable at the current commodity prices, a decision would be made to put the project into production.

The planned work will be overseen by our President and CEO, Mr. Herb Duerr, who is a Certified Professional Geologist with the American Institute of Professional Geologists.  Mr Duerr has visited the Crescent Fault Property several times.  Additional support for the planned drill program will be undertaken largely by employees and contractors of MinQuest.  MinQuest is an established mineral exploration company with an extensive network on contract geologists.  MinQuest also has extensive experience in overseeing and managing drill programs and has established relationships with drilling contractors.

If we are able to sell all of the shares offered herein, we will have sufficient funds for all the planned work on the Crescent Fault Property for the next 12 months.  If we are only able to raise a portion of the required capital, we will scale back our exploration efforts accordingly.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us.  The Company’s property is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the Over The Counter Bulletin Board (“OTCBB”) under the symbol “DAKO.” The following table sets forth the quarterly high and low closing bid prices of the common stock as reported on http://finance.yahoo.com during the years ending April 30, 2012 and April 30, 2011 as well as the interim period to October 31, 2012:

Financial Quarter		Bid Price Information*
Year	Quarter	High Bid Price	Low Bid Price
2013	Second Quarter	$0.05	$0.05
	First Quarter	$0.05	$0.03
2012	Fourth Quarter	$0.05	$0.03
	Third Quarter	$0.05	$0.03
	Second Quarter	$0.05	$0.03
	First Quarter	$0.11	$0.06
2011	Fourth Quarter	$0.25	$0.20
	Third Quarter	$0.25	$0.03
	Second Quarter	$0.003	$0.003
	First Quarter	$0.003	$0.003

*The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders

On February 15, 2013, there were approximately thirty-four holders of record of our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future.  Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant  by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

MANAGEMENT DISCUSSION AND ANALAYSIS OR PLAN OF OPERATIONS

Overview

During the next twelve months our objective is to explore the property subject to our mineral claims.  We continue to run our operations with the use of contract operators and as such do not anticipate a change to our company staffing levels. We remain focused on keeping a minimal staff level, which currently consists of our two directors, one of which is also our principal executive officer, to conserve capital. The Company anticipates that a significant portion of the exploration program will be carried out either directly by the Company’s principal executive officer or under his supervision.  We believe the outsourcing of some of the necessary operations continues to be the most cost effective and efficient manner of conducting the business of the Company.

We are a natural resource exploration company with an objective of acquiring, exploring, and if warranted and feasible, exploiting natural resource properties. Our primary focus in the natural resource sector is gold. We do not consider ourselves a “blank check” company required to comply with Rule 419 of the Securities and Exchange Commission, because we were not organized for the purpose of effecting, and our business plan is not to effect, a merger with or acquisition of an unidentified company or companies, or other entity or person. We do not intend to merge with or acquire another company in the next 12 months.

Though we have the expertise on our board of directors to take a resource property that hosts a viable ore deposit into mining production, the costs and time frame for doing so are considerable, and the subsequent return on investment for our shareholders would be very long term indeed. We therefore anticipate optioning or selling any ore bodies that we may discover to a major mining company. Most major mining companies obtain their ore reserves through the purchase of ore bodies found by junior exploration companies. Although these major mining companies do some exploration work themselves, many of them rely on the junior resource exploration companies to provide them with future deposits for them to mine. By optioning or selling a deposit found by us to these major mining companies, it would provide an immediate return to our shareholders without the long time frame and cost of putting a mine into operation ourselves, and it would also provide future capital for the company to continue operations.

The search for valuable natural resources as a business is extremely risky. We can provide investors with no assurance that the property we have in Nevada contains commercially exploitable reserves.  Exploration for natural reserves is a speculative venture involving substantial risk. Few properties that are explored are ultimately developed into producing commercially feasible reserves. Problems such as unusual or unexpected geological formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan and any money spent on exploration would be lost.

Natural resource exploration requires significant capital and our assets and resources are limited. Therefore, we anticipate participating in the natural resource industry through the purchase or option of early stage property.   To date we have one property under option. There has been no indication as yet that any mineral deposits exist on the property, and there is no assurance that a commercially viable mineral deposit exists on our property. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

In the following discussion, there are references to “unpatented” mining claims. An unpatented mining claim on U.S. government lands establishes a claim to the locatable minerals (also referred to as stakeable minerals) on the land and the right of possession solely for mining purposes. No title to the land passes to the claimant. If a proven economic mineral deposit is developed, provisions of federal mining laws permit owners of unpatented mining claims to patent (to obtain title to) the claim. If you purchase an unpatented mining claim that is later declared invalid by the U.S. government, you could be evicted.

Crescent Fault Property

On August 17, 2012 the Company executed a property option agreement with MinQuest granting the Company the right to acquire 100% of the mining interests of a Nevada mineral exploration property known as the Crescent Fault Property.  The Crescent Fault Property is located in Eureka County, Nevada and currently consists of 33 unpatented claims.  The Company has not yet started its exploration program but the program is expected to include angle drill holes utilizing reverse-circulation-rotary (RC) drilling. This program will attempt to confirm and enhance known mineralization in previous drill holes with infill drilling between previous mineralized holes.  A portion of this drilling will also attempt to extend known mineralized zones along strike and beyond historic drilling. The geologist dedicated to the drilling program will attempt to add detail, especially any structural framework which could be used to target deeper mineralization.

The Company’s Board of Directors has approved a budget for the Property for the next 12 months for total expenditures of $274,000.  The budget includes the following items:
Amount ($)
Annual claim fees – 2013	4,000
Permit preparation and bonding	25,000
Drilling program	201,000
Option payment – August 2013	60,000
290,000

The above budget for the balance of calendar 2012 and the first half of 2013 will include the preparation of permits for the planned work, road repair and drill pad construction, and 3,000 feet of reverse circulation drilling.  This program will attempt to confirm and enhance known mineralization in previous drill holes with infill drilling between previous mineralized holes.  A portion of this drilling will also attempt to extend known mineralized zones along strike and beyond historic drilling.

Caldera Property

On August 17, 2012, the Company gave notice of termination to Zsolt Rosta, Jennifer Oliver and Genesis Gold Corporation, (collectively the “Property Owners”) pursuant to the terms of the Caldera Property Agreement (the “Caldera Agreement”) dated September 10, 2010. The Caldera Agreement, which was filed as an exhibit to the Company's Form 8-K filed on September 13, 2010, had granted the Company the right to acquire 100% of the mining interests of a Nevada mineral exploration property known as the Caldera Property controlled by the Property Owners.  The Company has determined that the Caldera Property no longer fits with its business parameters.  As a result of such termination, the Caldera Property has been returned to the Property Owners and the Company is responsible to pay all claim fees, payments and expenses in order to maintain the property in good standing until August 2013. It is estimated that such fees and expenses will not exceed an aggregate of approximately $7,000.

Results of Operations

The Six-Months Ended October 31, 2012 Compared to the Six-Months Ended October 31, 2011

We did not earn any revenues during the three or six months ended October 31, 2012 or 2011.  We will be in the exploration stage of our business for an extended period of time and as a result do not anticipate earning revenues until we have developed an exploration property.  We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our property, or if such resources are discovered, that we will enter into commercial production of our mineral property.

For the three months ended October 31, 2012 we had a net loss of $16,518 compared to a net loss of $49,245 for the three months ended October 31, 2011.  The decrease in the net loss was largely a reduction in property acquisition costs as in the current quarter the Company paid $5,000 to MinQuest upon execution of the Crescent Fault Property Option Agreement while in the prior quarter the Company paid $25,000 under the Caldera Property Option Agreement.  The Company has since terminated the Caldera Property Option Agreement.  Additionally, the Company incurred $4,074 in mineral property exploration expenditures for the three-months ended October 31, 2012 compared to $17,336 for the three month period ended October 31, 2011.  In 2012 the Company did not perform any significant exploration on the Crescent Fault or Caldera properties while in 2011 the Company began planning its exploration program on the Caldera Property.  General and administrative expenses were consistent between 2012 and 2011.

For the six months ended October 31, 2012 we had a net loss of $34,433 compared to a net loss of $76,321 for the six months ended October 31, 2011.  The decrease in the net loss was largely a reduction in property acquisition costs as in the current quarter the Company paid $5,000 to MinQuest upon execution of the Crescent Fault Property Option Agreement while in the prior quarter the Company paid $25,000 under the Caldera Property Option Agreement.  The Company has since terminated the Caldera Property Option Agreement.  Additionally, the Company incurred $8,178 in mineral property exploration expenditures for the six-months ended October 31, 2012 compared to $31,978 for the six month period ended October 31, 2011.  In 2012 the Company did not perform any significant exploration on the Crescent Fault or Caldera properties while in 2011 the Company began planning its exploration program on the Caldera Property.  General and administrative expenses were consistent between 2012 and 2011.

For the Year Ended April 30, 2012 Compared to the Year Ended April 30, 2011

We did not earn any revenues during the years ended April 30, 2012 or 2011.  We will be in the exploration stage of our business for an extended period of time and as a result do not anticipate earning revenues until we have developed an exploration property.  We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our Property, or if such resources are discovered, that we will enter into commercial production of our mineral property.

For the year ended April 30, 2012 we had a net loss of $96,705 compared to a net loss of $83,452 for the year ended April 30, 2011.  The increase in the net loss was largely due to expenses relating to the Caldera Property incurred in 2012.   The Company incurred $33,376 in mineral property exploration expenditures in 2012 compared to $6,944 in 2011.  During the year ended April 30, 2012, the Company began planning its Caldera Property exploration program which included site visits and a review of the historical data. Property option payments on the Caldera Property were $25,000 for each of 2012 and 2011 respectively.  Also, during the year ended April 30, 2012 we incurred $4,138 in accrued interest expense relating to the Bridge Loan compared to $2,773 for the same period in 2011.    Partially offsetting these items was a decrease in general and administrative expenses to $34,191 for the year ended April 30, 2012 from $47,784 for the comparable period in 2011.  The decrease was largely due to lower professional fees in 2012 compared to 2011 as in 2011 the Company incurred expenses relating to its name and jurisdiction change.

Liquidity and Capital Resources

We had cash of $22,913 and negative working capital of $82,715 as of October 31, 2012. We anticipate that we will incur the following expenses over the next twelve months:

•	$274,000 in property option payments, annual claim filing fees, and exploration expenditures on the Company’s Crescent Fault property;

•	$56,000 for operating expenses, including working capital and general, legal, accounting and administrative expenses associated with reporting requirements under the Securities Exchange Act of 1934.

Net cash used in operating activities during the six-months ended October 31, 2012 was $29,083compared to $42,477 during the six months ended October 31, 2011.  A significant portion of the decrease was due to a decrease in the net loss to $34,433 for the six months ended October 31, 2012 from $76,321 for the six-months ended October 31, 2011.  Partially offsetting the impact of the decreased loss was the impact of the write-down of property acquisition costs.  For the six months ended October 31, 2012 the Company paid $5,000 to MinQuest upon execution of the Crescent Fault Property Option Agreement while in the six months ended October 31, 2011 the Company paid $25,000 under the Caldera Property Option Agreement.  The write-downs have been reclassified to investing activities on the statement of cash flows.  Changes in working capital included an outflow of $2,897 from changes in prepaid expenses for the six months ended October 31, 2012 while in the six months ended October 31, 2011 there was an inflow of $4,050.  Investing activities in both periods relate to the write-down of property acquisition costs.  Investing activities for the six months ended October 31, 2012 consisted of $20,000 received from the proceeds of a loan while in the six months ended October 31, 2011 investing activities were the result of $100,000 received in proceeds from a private placement.

The future of the Company is dependent upon its ability to obtain future financing and upon future profitable operations from the exploration of its mineral property.  On August 27, 2012 the Company received an additional $20,000 in proceeds from a bridge loan and on September 1, 2011 the Company received $100,000 from a private placement.  The proceeds from these financings are not sufficient for all of the Company’s commitments for the next 12 months. The Company expects that it will need approximately $330,000 to fund its operations through October 31, 2013.  We anticipate that in the future we will need additional funding and that such funding will be in the form of equity financing from the sale of our common stock.  However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed.  We do not have any arrangements in place for any future equity financing.

Going Concern Consideration

As shown in the accompanying financial statements, the Company has incurred a net loss of $202,479 for the period from August 1, 2010 (inception of the exploration stage) to October 31, 2012, and has had no sales.  The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the exploration of its mineral property.  Management may seek to raise additional capital in the future through the sale of equity. There are no present plans to do so and there can be no assurances that any such plans will be realized.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

There is substantial doubt about the Company’s ability to continue as a going concern. Accordingly, its independent auditors included an explanatory paragraph in their report on the April 30, 2012 financial statements regarding concerns about the Company’s ability to continue as a going concern. The Company’s financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by its independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires companies to establish accounting policies and to make estimates that affect both the amount and timing of the recording of assets, liabilities, revenues and expenses. Some of these estimates require judgments about matters that are inherently uncertain and therefore actual results may differ from those estimates.

A detailed summary of all of the Company’s significant accountings policies and the estimates derived therefrom is included in Note 3 to the Company’s financial statements for the year ended April 30, 2012. While all of the significant accounting policies are important to the Company’s financial statements, the following accounting policies and the estimates derived therefrom have been identified as being critical:

•	Exploration and Development Costs
•	Income Taxes

Exploration and Development Costs

Mineral property interests include optioned and acquired mineral development and exploration stage properties. The amount capitalized related to a mineral property interest represents its fair value at the time it was optioned or acquired, either as an individual asset or as a part of a business combination. The value of such assets is primarily driven by the nature and amount of mineralized material believed to be contained in such properties. Exploration costs are expensed as incurred and development costs are capitalized if proven and probable reserves exist and the property is a commercially minable property. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are capitalized. Costs incurred to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mineral interests costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value.

Income Taxes

The Company adopted FASB ASC 740, Income Taxes, at its inception deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. No deferred tax assets or liabilities were recognized as of April 30, 2012.

Recent Accounting Pronouncements

Goodwill Impairment

In September 2011, ASC guidance was issued related to goodwill impairment. Under the updated guidance, an entity will have the option to first assess qualitatively whether it is necessary to perform the current two-step goodwill impairment test. If the Company believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The update is effective for the Company’s fiscal year beginning May 1, 2012 with early adoption permitted. The Company does not expect the updated guidance to have an impact on the financial position, results of operations or cash flows.

Comprehensive Income

In June 2011, ASC guidance was issued related to comprehensive income. Under the updated guidance, an entity will have the option to present the total of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, the update required certain disclosure requirements when reporting other comprehensive income. The update does not change the items reported in other comprehensive income or when an item of other comprehensive income must be reclassified to income. Subsequently, in December 2011, the FASB issued its final standard to defer the new requirement to present components of reclassifications of other comprehensive income on the face of the income statement. Companies will still be required to adopt the other requirements contained in the new standard on comprehensive income. The adoption of this guidance had no impact on the Company’s financial position, results of operations or cash flows.

Fair Value Accounting

In May 2011, ASC guidance was issued related to disclosures around fair value accounting. The updated guidance clarifies different components of fair value accounting including the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity and disclosing quantitative information about the unobservable inputs used in fair value measurements that are categorized in Level 3 of the fair value hierarchy. The update is effective for the Company’s fiscal year beginning May 1, 2012. The Company does not expect the updated guidance to have a significant impact on the financial position, results of operations or cash flows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Officers

All directors of our Company hold office until the next annual meeting of the stockholders or until their successors are elected and qualified. The officers of our Company are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal. Our directors and executive officers, their ages, positions held and duration each person has held that position, are as follows:

Name	Position Held with the Company	Age	Date First Appointed
Herb Duerr	President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Director	60	August 1, 2012
Bobby Nijjar (1)	Secretary and Director	38	August 31, 2011

(1)
Mr. Nijjar served as our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director from his appointment on August 31, 2011 until Mr. Duerr’s appointment on September 1, 2012.  Mr. Nijjar has been a Director of the Company since August 31, 2011 and since September 1, 2012 Mr. Nijjar has also served as Secretary of the Company.

Business Experience

The following is a brief account of the education and business experience of each of our directors and executive officers.

Herb Duerr has over 25 years of experience in mineral exploration geology within the United States, Latin America and Europe. He has been involved in the exploration and drilling of mines, acquisition of metal resources, and worked with major mining companies on the examination of mineral properties. Since 1996 Mr. Duerr has been a Vice President of MinQuest, Inc., since 1989 he has been a co-owner of Nevada Mine Properties II, Inc., and since 1994 he has been Vice President of Desert Pacific Exploration, Inc.  All three of these entities are privately-owned mineral exploration companies. Mr. Duerr is also currently a director of Iconic Minerals (since October 2009), Canamex Resources Corporation (since March 2009) and American Consolidated Minerals (since September 2006). Mr. Duerr has a Bachelor of Science Degree from Florida Atlantic University in geology.  Mr. Duerr has been elected to the Registrant’s Board of Directors due to his geological and industry experience.

Bobby Nijjar has been involved in residential real estate since 2006. From 2006 to 2008 he was employed by Keller Williams Realty and from 2008 to current he has worked as a realtor at Legacy Real Estate and Associates. Both of these forms are privately-owned real estate businesses located in Fremont, California. In 2002 he completed a Bachelor of Science Degree with a dual major of Business Administration and Marketing from the University of Phoenix. Mr. Nijjar was appointed as an officer and director of the Company as a result of his business experience and as a result of him becoming the Company’s controlling shareholder.

There are no family relationships among our directors or officers.  None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last ten years.  We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director is a party adverse to our company or has a material interest adverse to it.  There are no agreements with respect to the election of directors. Other than described in Section 10 below, we have not compensated our directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors.

Involvement in Certain Legal Proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.
Changes to Procedures for Recommendations of Director Nominees

Audit Committee Financial Expert

The Board of Directors has not established an audit committee and does not have an audit committee financial expert. The Board is seeking additional Board members whom it hopes will qualify as such an expert.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company has only three directors, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in their ownership with the Securities and Exchange Commission, and forward copies of such filings to the Company.  We believe, based solely on our review of the copies of such forms, that during the fiscal year ended April 30, 2011, all reporting persons complied with all applicable Section 16(a) filing requirements.

Code of Ethics

The Company has not adopted a Code of Ethics because of its small size and limited resources, and because management's attention has been focused on matters pertaining to raising capital and the operation of the business.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth information concerning compensation paid, earned or accrued by our chief executive officers (each a “Named Executive Officer”) for the last two fiscal years. No executive officer earned compensation in excess of $100,000 during fiscal 2012 or 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bobby Nijjar, President and CEO (2)	2012	0	0	0	0	0	0	4,000 (3)	4,000
	2011	0	0	0	0	0	0	0	0

Daulat Nijjar, President and CEO (1)	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0

(1)
Effective as of July 8, 2010 Board of Directors of the Company elected Daulat Nijjar as President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Director of the Company.   Mr. Daulat Nijjar resigned from all of his positions with the Company on August 31, 2011.  He did not receive any compensation from the Company.

(2)
Effective as of August 31, 2011 the Board of Directors of  elected Mr. Bobby Nijjar President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary, and Director of the Company. Mr. Bobby Nijjar is the son of Mr. Daulat Nijjar.

(3)	Represents (i) $2,000 paid to Mr. Bobby Nijjar as a directors’ fee pursuant to his Service Agreement and an aggregate of (ii) $2,000 in management directors fees invoiced to the Company.

Effective as of August 1, 2012 the Board of Directors of the Company elected Mr. Herb Duerr President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, and Director of the Registrant.  Mr. Duerr will be paid a daily rate of $600 for all work performed on behalf of the Company.  The Company will also reimburse Mr. Duerr for expenses incurred on behalf of the Company.

Mr. Bobby Nijjar will remain as the Company’s Secretary and Director.

Also effective as of August 2, 2012 Mr. James Poulter has resigned as a Director of the Company.

Since inception, we have not paid compensation exceeding $100,000 per year to any of our executive officers.

Service Agreements

On August 13, 2010, we entered into a service agreement with Jim Poulter. Mr. Poulter is paid quarterly in advance, $500 per month for serving as a director of the Company.  On August 2, 2012 Mr. Poulter resigned as a director of the Company.

On January 1, 2012, we entered into a service agreement with Bobby Nijjar for serving as a director and officer of the Company.  Mr. Nijjar is paid $500 per month while he continues to serve as an officer and director of the Company.

On August 1, 2012 we entered into a service agreement with Herb Duerr.  Mr. Duerr be paid a daily rate of $600 for all work performed on behalf of the Company.

Outstanding Equity Awards

There have been no equity awards of any kind granted to any of the Company’s officers or directors as of July 31, 2012.

Compensation of Directors

Name (a)	Fiscal Year	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Jim Poulter	2011	6,000	0	0	0	0	0	6,000
	2011	4,250	0	0	0	0	0	4,250

Commencing August 13, 2010 the Company pays Jim Poulter $500 per month to serve on the Board of Directors. On August 2, 2012 Mr. Poulter resigned as a director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 15, 2013, the number of shares of common stock of the Company beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of the Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 2,345,998 shares of Common Stock which are issued and outstanding as of February 15, 2013.  Unless indicated otherwise, all addresses below are c/o Dakota Gold Corp., 701 N. Green Valley Parkway, Suite 200, Henderson, Nevada, 89074.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Directors and Officers
Bobby Nijjar	2,000,000	85.3%
Herb Duerr	0	0
Directors and Officers as a Group (2 individuals)	2,000,000	85.3%

5%+ Holders
Daulat Nijjar	197,500	8.4%

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

On August 17, 2012 the Company entered into a property option agreement with MinQuest.  The Company’s principal executive officer is also a Vice President of MinQuest.  The Company anticipates that a significant portion of the exploration program will be carried out either directly by the Company’s principal executive officer or under his supervision.

On September 1, 2011 the Company issued 2,000,000 shares of common stock at $0.05 per share for a total offering price of $100,000 to Bobby Niijar, an officer and director of the Company.

The Company’s current Secretary, Mr. Bobby Nijjar, is the son of the Company’s former principal executive officer, Mr. Daulat Nijjar. Prior to his resignation from the Company, Mr. Daulat Nijjar appointed Bobby Nijjar as his successor.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
Accounting fees and expenses*	$3,000
SEC registration fee	$35
Legal fees and other expenses*	$2,000
Total	$5,035

*Estimated Expenses.

LEGAL MATTERS

Scott D. Olson, Esq. has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by DKM Certified Public Accountants an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

DAKOTA GOLD CORP.

( An Exploration Stage Company)

Unaudited Financial Statements for the Periods Ended October 31, 2012 and 2011

DAKOTA GOLD CORP.
(An Exploration Stage Company)
BALANCE SHEETS

	(Unaudited) October 31,	April 30,
	2012	2012
ASSETS
Current Assets
Cash	$22,913	$36,996
Prepaid expenses	5,055	2,158
Total Current Assets	27,968	39,154

Total Assets	$27,968	$39,154

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$1,416	$525
Bridge loan and accrued interest payable (note 5)	109,267	86,911
Total Current Liabilities	110,683	87,436

Stockholders’ Equity (Deficit)
Common Stock, Par Value $0.001
Authorized 100,000,000 shares,
Issued 2,345,998 shares at
October 31, 2012 and April 30, 2012	2,346	2,346
Paid-in capital	204,704	204,704
Accumulated deficit	(87,286)	(87,286)
Deficit accumulated since inception of exploration stage	(202,479)	(168,046)

Total Stockholders’ Equity (Deficit)	(82,715)	(48,282)

Total Liabilities and Stockholders’ Equity	$27,968	$39,154

The accompanying notes are an integral part of these financial statements.

DAKOTA GOLD CORP.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

					Cumulative
	For the Three Months		For the Six Months		Since
	Ended		Ended		August 1, 2010,
	October 31,		October 31,		Inception of
	2012	2011	2012	2011	Stage
Revenues	$-	$-	$-	$-	$-
Cost of Revenues	-	-	-	-	-
Gross Margin	-	-	-	-	-

Expenses
Mineral Property Exploration Expenditures	4,074	17,336	8,178	31,978	48,498
General and Administrative	6,147	5,861	18,899	17,287	88,842
Total Expenses	10,221	23,197	27,077	49,265	137,340

Net Loss from Operations	(10,221)	(23,197)	(27,077)	(49,265)	(137,340)

Other Income (Expense)
Interest	(1,297)	(1,048)	(2,356)	(2,056)	(9,267)
Write-down of Property and Equipment	-	-	-	-	(872)
Net Other Income (Expense)	(1,297)	(1,048)	(2,356)	(2,056)	(10,139)

Write-down of Mineral Property Acquisition Payments	(5,000)	(25,000)	(5,000)	(25,000)	(55,000)

Net Loss	$(16,518)	$(49,245)	$(34,433)	$(76,321)	$(202,479)

Basic and Diluted
Loss per Share	$(0.01)	$(0.03)	$(0.01)	$(0.08)

Weighted Average Shares
Outstanding	2,345,998	1,672,085	2,345,998	1,009,041

The accompanying notes are an integral part of these financial statements.

DAKOTA GOLD CORP.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)
			Cumulative
			Since
			August 1, 2010,
	For the Six Months Ended October 31		Inception of the
			Exploration
	2012	2011	Stage
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(34,433)	$(76,321)	$(202,479)
Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities
Write-down of Property and Equipment	—	—	872
Write-down of Mineral Property Acquisition Costs	5,000	25,000	55,000
Accrued Interest	2,356	2,056	9,267
Change in Operating Assets and Liabilities
(Increase) Decrease in Prepaid Expenses	(2,897)	4,050	(5,055)
Increase (Decrease) in Accounts Payable and Accrued Liabilities	891	2,738	(9,797)

Net Cash Used in Operating Activities	(29,083)	(42,477)	(152,192)

CASH FLOWS FROM INVESTING ACTIVITIES
Mineral Property Acquisition Costs	(5,000)	(25,000)	(55,000)
Net Cash Used in Investing Activities	(5,000)	(25,000)	(55,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Bridge Loan Payable	20,000	—	100,000
Proceeds from Sale of Common Stock	—	100,000	130,000

Net Cash Provided by Financing Activities	20,000	100,000	230,000

Net (Decrease) Increase in
Cash and Cash Equivalents	(14,083)	32,523	22,808
Cash and Cash Equivalents
at Beginning of Period	36,996	23,270	105
Cash and Cash Equivalents
at End of Period	$22,913	$55,793	$22,913

The accompanying notes are an integral part of these financial statements.

DAKOTA GOLD CORP.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)
(Continued)

			Cumulative
			Since
			August 1, 2010,
	For the Six Months Ended		Inception of
	October 31,	October 31,	the Exploration
	2012	2011	Stage

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Settlement of Shareholder Loan Payable by a Contribution from a Shareholder	$—	$—	$9,400

The accompanying notes are an integral part of these financial statements.

DAKOTA GOLD CORP.
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2012 and 2011

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization and Basis of Presentation

Dakota Gold Corp. (an exploration stage company) (the “Company”) was incorporated under the laws of the State of Florida on October 27, 2006 under the name Coastline Corporate Services, Inc.  On August 18, 2010, Mr. Daulat Nijjar, the Company’s former President and CEO, as the holder of 197,500 common shares, or at that time 57.6%, of the issued and outstanding shares of the Company’s common stock, provided the Company with written consent in lieu of a meeting of stockholders authorizing the Company to amend the Company’s Articles of Incorporation for the purpose of changing the name of the Company from Coastline Corporate Services, Inc. to “Dakota Gold Corp.”  In connection with the change of the Company’s name to Dakota Gold Corp. the Company intended to change its business to mineral resource exploration and move its domicile to Nevada.  In order to undertake the name, business and domicile change, the Company incorporated a wholly-owned subsidiary in Nevada named Dakota Gold Corp. and merged Coastline Corporate Services, Inc. with the new subsidiary.  The Company received final regulatory for the name, business, and domicile change on November 26, 2010 and is now a Nevada corporation.

Effective as of August 31, 2011 the Board of Directors of the Company elected Mr. Bobby Nijjar President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary, and Director of the Company.  Also effective as of August 31, 2011 Mr. Daulat Nijjar resigned as President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary, and Director of the Company.  Mr. Bobby Nijjar is the son of Mr. Daulat Nijjar.

Effective as of August 1, 2012 the Board of Directors of the Company elected Mr. Herb Duerr President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, and Director of the Company.  Mr. Bobby Nijjar has remained as the Company’s Secretary and Director.  Also, effective as of August 2, 2012, James Poulter resigned as a Director of the Company.

The accompanying financial statements have been prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States on a going concern basis.

Nature of Operations

The Company is in the exploration stage and has no products or services as of October 31, 2012.  The Company is currently an exploration stage company as defined by the U.S. Securities and Exchange Commission (“SEC”) and is in the business of exploring and if warranted, advancing certain unpatented Nevada mineral claims to the discovery point where it believes maximum shareholder returns can be realized.  The Company currently has one mineral property under option in Nevada.

Interim Reporting

The unaudited financial information furnished herein reflects all adjustments, which in the opinion of management are necessary to fairly state the financial position of Dakota Gold Corp. and the results of its operations for the periods presented.  This report on Form 10-Q should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s Form 10-K for the fiscal year ended April 30, 2012.  The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context.  Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the Company’s Form 10-K for the fiscal year ended April 30, 2012 has been omitted.  The results of operations for the three and six month periods ended October 31, 2012 are not necessary indicative of results for the entire year ending April 30, 2013.

NOTE 2 – ABILITY TO CONTINUE AS A GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  As shown in the accompanying financial statements, the Company has incurred a net loss of $202,479 for the period from August 1, 2010 (inception of the exploration stage) to October 31, 2012.  The future of the Company is dependent upon its ability to obtain future financing and upon future profitable operations from the exploration of its future mineral properties. On August 27, 2012 the Company received an additional $20,000 in proceeds from a bridge loan and on September 1, 2011 the Company received $100,000 from a private placement. The funds from these financings are not sufficient to fund the Company’s expected operational requirements of approximately $330,000 for the next twelve months.  Management may seek additional capital that will be required in order to continue to operate in the future.  However, management’s efforts to raise additional funding may not be successful.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

If the Company were unable to continue as a going concern then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management’s Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and notes. Significant areas requiring the use of estimates relate to accrued liabilities and the impairment of long-lived assets.  Management believes the estimates utilized in preparing these financial statements are reasonable and prudent and are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Foreign Currency

The Company’s functional currency is the U.S. dollar and to date has undertaken the majority of its transactions in U.S. dollars. Any transaction gains and losses that may take place will be included in the statement of operations as they occur.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with one financial institution in the form of a demand deposit.

Loss per Share

Net income (loss) per share is computed by dividing the net income by the weighted average number of shares outstanding during the period. As of October 31, 2012 the company does not have any outstanding common stock options or warrants.

Comprehensive Income

The Company has adopted FASB ASC 220, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company has disclosed this information on its Statement of Operations. Comprehensive income is comprised of net income (loss) and all changes to capital deficit except those resulting from investments by owners and distribution to owners.

Property Holding Costs

Holding costs to maintain a property on a care and maintenance basis are expensed in the period they are incurred. These costs include security and maintenance expenses, lease and claim fees payments, and environmental monitoring and reporting costs.

Exploration and Development Costs

Mineral property interests include optioned and acquired mineral development and exploration stage properties. The amount capitalized related to a mineral property interest represents its fair value at the time it was optioned or acquired, either as an individual asset or as a part of a business combination. The value of such assets is primarily driven by the nature and amount of mineralized material believed to be contained in such properties. Exploration costs are expensed as incurred and development costs are capitalized if proven and probable reserves exist and the property is a commercially minable property. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are capitalized. Costs incurred to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mineral interests costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value.

Income Taxes

The Company adopted FASB ASC 740, Income Taxes, at its inception deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. No deferred tax assets or liabilities were recognized as of October 31, 2012.

Uncertain Tax Positions

The Company adopted the provisions of ASC 740-10-50, formerly FIN 48, Accounting for Uncertainty in Income Taxes. The Company had no material unrecognized income tax assets or liabilities for the year ended April 30, 2012 or for the year ended April 30, 2011. The Company’s policy regarding income tax interest and penalties is to expense those items as general and administrative expense but to identify them for tax purposes. During the year ended April 30, 2012 and 2011, there were no income tax, or related interest and penalty items in the income statement, or liability on the balance sheet. The Company files income tax returns in the U.S. federal jurisdiction.  Tax years 2007 to present remain open to U.S. Federal income tax examination.  The Company is not currently involved in any income tax examinations.

Fair Value of Financial Instruments

The book values of cash, prepaid expenses, and accounts payable approximate their respective fair values due to the short-term nature of these instruments. The fair value hierarchy under GAAP distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one — inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities;
•
Level two — inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

New Accounting Pronouncements

The Company reviews new accounting standards as issued. No new standards had any material effect on these financial statements. The accounting pronouncements issued subsequent to the date of these financial statements that were considered significant by management were evaluated for the potential effect on these financial statements. Management does not believe any of the subsequent pronouncements will have a material effect on these financial statements as presented and does not anticipate the need for any future restatement of these financial statements because of the retro-active application of any accounting pronouncements issued subsequent to October 31, 2012 through the date these financial statements were issued.

NOTE 4 – MINERAL PROPERTY INTERESTS

Crescent Fault Property

On August 17, 2012 the Company executed a property option agreement (the “Agreement”) with MinQuest, Inc. (“MinQuest”) granting the Company the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by MinQuest.  The property known as the Crescent Fault Property is located in Eureka County, Nevada and currently consists of 33 unpatented claims (the “Property”).  Annual option payments and minimum annual exploration expenditures under the Agreement are as noted below:

	Property	Work
	Payments	Expenditures
Upon Execution of the Agreement	$5,000	$-
By August 17, 2013	60,000	300,000
By August 17, 2014	45,000	200,000
By August 17, 2015	60,000	250,000
By August 17, 2016	70,000	250,000
By August 17, 2017	80,000	300,000
By August 17, 2018	90,000	300,000
By August 17, 2019	100,000	350,000
By August 17, 2020	100,000	400,000
By August 17, 2021	250,000	750,000
	$860,000	$3,100,000

Since our payment obligations are non-refundable, if we do not make any payments under the Agreement we will lose any payments made and all our rights to the Property. If all said payments under the Agreement are made, then we will acquire all mining interests in the Property.  If the Company fails to make any payment when due the Agreement gives the Company a 60-day grace period to pay the amount of the deficiency.  On August 17, 2012 the Company paid MinQuest $5,000 upon execution of the Agreement.  As a result of the property containing no known reserves or resources, the property option payment has been written down in the Statement of Operations at October 31, 2012.

MinQuest retained a 3% royalty (the “NSR”) of the aggregate proceeds received by the Company from any smelter or other sales of any ores, concentrates, metals or other material of commercial value produced from the Property, minus the cost of transportation of the ores, concentrates or metals, including related insurance, and smelting and refining charges, including penalties.  The Company has the one time right exercisable for 90 days following completion of a bankable feasibility study to buy up to one half (50.0%) of MinQuest’s NSR interest (i.e. an amount equal to 1.5% of the 3% NSR interest) for USD $3,000,000. The right to purchase the said NSR interest shall be exercised by the Company providing MinQuest with notice of the purchase accompanied by payment in the amount of USD $3,000,000.

The Company may use MinQuest for its mineral exploration expertise on the Property. Furthermore, both the Company and MinQuest have the right to assign, sell, mortgage or pledge their rights in the Agreement or on the Property. In addition, any mineral interests staked, located, granted or acquired by either the Company or MinQuest which are located within a 1 mile radius of the Property will be included in the option granted to the Company.

The Agreement will terminate if the Company fails to comply with any of its obligations in the Agreement and fails to cure such alleged breach.  The Company also has the right to terminate the Agreement by giving notice to MinQuest.

The Company’s principal executive officer is also a Vice President of MinQuest.

Caldera Property

On August 17, 2012, the Company gave notice of termination to Zsolt Rosta, Jennifer Oliver and Genesis Gold Corporation, (collectively the “Property Owners”) pursuant to the terms of the Caldera Property Agreement (the “Caldera Agreement”) dated September 10, 2010. The Caldera Agreement, which was filed as an exhibit to the Company's Form 8-K filed on September 13, 2010, had granted the Company the right to acquire 100% of the mining interests of a Nevada mineral exploration property known as the Caldera Property controlled by the Property Owners.  The Company has determined that the Caldera Property no longer fits with its business parameters.

As a result of such termination, the Caldera Property has been returned to the Property Owners and the Company is responsible to pay all claim fees, payments and expenses in order to maintain the property in good standing until August 2013. It is estimated that such fees and expenses will not exceed an aggregate of approximately $7,000.

NOTE 5 – BRIDGE LOAN PAYABLE

On August 20, 2010, the Company closed a Bridge Loan Agreement (the “Loan”) for $80,000.  The Loan bears interest at 5% per year and is due on August 20, 2011.  The Loan may be repaid in its entirety including the outstanding interest earlier than the due date by the Company advising the lender of such intent to repay 15 days prior to the anticipated date of repayment.

On August 20, 2011, the bridge loan in the original principal amount of $80,000 accruing interest at 5% per year was extended by the holder.  The original bridge loan which was due August 20, 2011 was renewed into a new loan of $84,000 bearing interest at 5% per year and being due on August 20, 2012.  The unsecured loan may be repaid in its entirety including the outstanding interest earlier than August 20, 2012 as long as the Company advises the lender of such intent to repay 15 days in advance.

On August 20, 2012, the bridge loan in the principal amount of $84,000 accruing interest at 5% per year was extended by the holder.  The previous bridge loan which was due August 20, 2012 was renewed into a new loan of $88,200 plus an additional $20,000 for a total loan amount of $108,200 bearing interest at 5% per year and being due on August 20, 2013.  The unsecured loan may be repaid in its entirety including the outstanding interest earlier than August 20, 2013 as long as the Company advises the lender of such intent to repay 15 days in advance.

Total interest expense of $2,356 (2011 - $2,056) has been accrued for the six-months ended October 31, 2012.

NOTE 6 – RELATED PARTY TRANSACTIONS

On August 17, 2012 the Company entered into a property option agreement with MinQuest (note 4).  The Company’s principal executive officer is also a Vice President of MinQuest.  The Company anticipates that a significant portion of the exploration program will be carried out either directly by the Company’s principal executive officer or under his supervision.

For the six-months ended October 31, 2012, the Company paid two of its directors $500 per month to serve on its Board of Directors.  The total amount paid for the six months ended October 31, 2012 was $4,500 (2011- $3,000).  Effective August 2, 2012 one of the Company’s directors resigned and as a result the agreement between the director and the Company was terminated.

DAKOTA GOLD CORP.

( An Exploration Stage Company)

-:-

Audited Financial Statements for the Years Ended

April 30, 2012 and 2011

Contents	Page

Report of Independent Registered Public Accountants	F - 1

Balance Sheets
April 30, 2012 and 2011	F - 2

Statements of Operations for the
Years Ended April 30, 2012 and 2011, and the Cumulative Period from August 1, 2010 (inception of exploration stage) to April 30, 2012	F - 3

Statement of Stockholders’ Equity (Deficit)
Since October 27, 2006 (inception) to April 30, 2012	F - 4

Statements of Cash Flows for the
Years Ended April 30, 2012 and 2011, and the Cumulative Period from August 1, 2010 (inception of the exploration stage) to April 30, 2012	F- 5

Notes to Financial Statements	F - 7

Drake & Klein CPAs
A PCAOB Registered Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Company

We have audited the accompanying balance sheets of Dakota Gold Corp. as of April 30, 2012 and 2011, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended and the period from inception of the exploration stage (August 1, 2010) through April 30, 2012. The management of Dakota Gold Corp. is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dakota Gold Corp. as of April 30, 2012 and 2011, and the results of its operations and its cash flows for each of the years then ended and the period from inception of the exploration stage (August 1, 2010) through April 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in the footnotes to the financial statements, the Company has not generated revenue and has not established operations which raise substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Drake & Klein CPAs

Drake & Klein CPAs
July 20, 2012

PO Box 2493	2451 McMullen Booth Rd.
Dunedin, FL 34697-2493	Suite 210
727-512-2743	Clearwater, FL 33759-1362

DAKOTA GOLD CORP.
(An Exploration Stage Company)
BALANCE SHEETS

	April 30,	April 30,
	2012	2011
ASSETS
Current Assets
Cash	$36,996	$23,270
Prepaid expenses	2,158	8,286
Total Current Assets	39,154	31,556

Total Assets	$39,154	$31,556

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$525	$360
Bridge loan and accrued interest payable (note 6)	86,911	82,773
Total Current Liabilities	87,436	83,133

Stockholders’ Equity (Deficit)
Common Stock, Par Value $0.001
Authorized 100,000,000 shares,
Issued 2,345,998 shares at
April 30, 2012 (April 30, 2011 – 345,998)	2,346	346
Paid-in capital	204,704	106,704
Accumulated deficit	(87,286)	(87,286)
Deficit accumulated since inception of exploration stage	(168,046)	(71,341)

Total Stockholders’ Equity (Deficit)	(48,282)	(51,577)

Total Liabilities and Stockholders’ Equity (Deficit)	$39,154	$31,556

The accompanying notes are an integral part of these financial statements.

DAKOTA GOLD CORP.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS

			Cumulative
			Since
			August 1, 2010,
	For the Year Ended		Inception of
	April 30,		Exploration
	2012	2011	Stage
Revenues	$—	$—	$—
Cost of Revenues	—	—	—

Gross Margin	—	—	—

Expenses
Mineral property exploration expenditures	33,376	6,944	40,320
General and administrative	34,191	47,784	69,943
Depreciation (note 5)	—	79	—

Net Loss from Operations	(67,567)	(54,807)	(110,263)

Other Income (Expense)
Write-down of property and equipment	—	(872)	(872)
Interest expense	(4,138)	(2,773)	(6,911)

Net Other Income (Expense)	(4,138)	(3,645)	(7,783)

Write-down of mineral property acquisition payments (note 4)	(25,000)	(25,000)	(50,000)

Net Loss	$(96,705)	$(83,452)	$(168,046)

Basic and Diluted Loss Per Share	$(0.06)	$(0.18)

Weighted Average Shares Outstanding	1,672,025	476,635

The accompanying notes are an integral part of these financial statements.

DAKOTA GOLD CORP.
 (An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

				Deficit	Deficit
				Accumulated	Accumulated
				Prior to	During
	Common Stock		Paid-In	Exploration	Exploration
	Shares (1)	$	Capital	Stage	Stage	Total
Balance at October 27, 2006 (inception)	—	$—	$—	$—	$—	$—

Common Stock Issued to Founder
at $0.001 per share, October 2006	600,000	600	10,400	—	—	11,000

Common stock issued for cash
November 2006 at $.20 per share	12,500	12	2,488	—	—	2,500
March 2007 at $.30 per share	129,998	130	38,870	—	—	39,000
April 2007 at $.30 per share	20,500	21	6,129	—	—	6,150
Common stock issued for services rendered through April 30, 2007 at $0.30 per share	30,000	30	8,970	—	--	9,000

Net Loss	—	—	—	(27,586)	—	(27,586)

Balance April 30, 2007	792,998	793	66,857	(27,586)	—	40,064

Net Loss	—	—	—	(18,733)	—	(18,733)

Balance April 30, 2008	792,998	793	66,857	(46,319)	—	21,331

Net Loss	—	—	—	(16,971)	—	(16,971)

Balance April 30, 2009	792,998	793	66,857	(63,290)	—	4,360

Net Loss	—	—	—	(11,885)	—	(11,885)

Balance April 30, 2010	792,998	793	66,857	(75,175)	—	(7,525)

Contribution from a shareholder	—	—	9,400	—	—	9,400
Shares returned for cancellation – Aug 16, 2010	(450,000)	(450)	450	—	—	—
Common Stock Issued to private investors at $0.10 per share, March 2, 2010	3,000	3	29,997	—	—	30,000

Net Loss	—	—	—	(12,111)	(71,341)	(83,452)
Balance April 30, 2011	345,998	$346	$106,704	$(87,286)	$(71,341)	(51,577)

Common Stock Issued to an officer and director at $0.05 per share, September 1, 2011	2,000,000	2,000	98,000	—	—	100,000

Net Loss	—	—	—	—	(96,705)	(96,705)
Balance April 30, 2012	2,345,998	$2,346	$204,704	$(87,286)	$(168,046)	(48,282)

(1)	Reflects 100:1 forward stock split with an effective date of December 17, 2010 and 1:100 reverse stock split with an effective date of June 16, 2011.

The accompanying notes are an integral part of these financial statements.

DAKOTA GOLD CORP.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
			Cumulative
			Since
			August 1 2010
	For the Year Ended		Inception of
	April 30,	April 30,	Exploration
	2012	2011	Stage
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(96,705)	$(83,452)	$(168,046)
Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities
Write-down of property and equipment	—	872	872
Depreciation	—	79	—
Write-down of mineral property acquisition cost	25,000	25,000	50,000
Accrued interest	4,138	2,773	6,911
Change in Operating Assets and Liabilities
(Increase) decrease in prepaid expenses	6,128	(8,286)	(2,158)
Increase (Decrease) in accounts payable and accrued liabilities	165	360	(10,688)
Net Cash Used in Operating Activities	(61,274)	(62,654)	(123,109)

CASH FLOWS FROM INVESTING ACTIVITIES
Mineral property acquisition costs	(25,000)	(25,000)	(50,000)
Net Cash Used in Investing Activities	(25,000)	(25,000)	(50,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	100,000	30,000	130,000
Proceeds from bridge loan payable	—	80,000	80,000
Proceeds from loan payable – shareholder	—	600	—
Net Cash Provided by Financing Activities	100,000	110,600	210,000

Net Increase in Cash and Cash Equivalents	13,726	22,946	36,891
Cash and Cash Equivalents – Beginning of Year	23,270	324	105
Cash and Cash Equivalents – End of Year	$36,996	$23,270	$36,996

The accompanying notes are an integral part of these financial statements.

DAKOTA GOLD CORP.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Continued)

			Cumulative
			Since
			August 1, 2010
	For the Year Ended		Inception of
	April 30,	April 30,	Exploration
	2012	2011	State

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Settlement of a Shareholder Loan Payable by a Contribution from a Shareholder (note 7)	$—	$9,400	$9,400

The accompanying notes are an integral part of these financial statements.

DAKOTA GOLD CORP.
(An Exploration Stage Company)
Notes to the Financial Statements

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization and Basis of Presentation

Dakota Gold Corp. (an exploration stage company) (the “Company”) was incorporated under the laws of the State of Florida on October 27, 2006 under the name Coastline Corporate Services, Inc.  The Company was established to provide services to public companies requiring guidance and assistance in converting and filing their documents with the U.S. Securities and Exchange Commission.

On July 8, 2010 the Company’s principal shareholder entered into a Stock Purchase Agreement which provided for the sale of 600,000 shares of common stock of the Company to Daulat Nijjar. In addition, Mr. Nijjar acquired a total of 47,500 shares of common stock from three other shareholders resulting in Mr. Nijjar owning a total of 647,500 common shares, or at that time, 81.7% of the issued and outstanding common shares of the Company on a fully-diluted basis.  Effective as of July 8, in connection with the share acquisition, Mr. Nijjar was appointed President, Chief Executive Officer, Chief Financial Officer, Treasurer, Director, and Chairman of the Company.

On August 16, 2010, Mr. Nijjar returned 450,000 common shares to the Company for cancellation.  Mr. Nijjar returned the shares for cancellation in order to reduce the number of shares issued and outstanding.  Subsequent to the cancellation, the Company had 342,998 shares issued and outstanding which was a number that Mr. Niijar, who was also a director of the Company, considered more in line with the Company’s business plans at that time.  Following the share cancellation, Mr. Nijjar owned 197,500 common shares, or 57.6%, of the remaining 342,998 issued and outstanding common shares of the Company at that time.

On August 18, 2010, Mr. Nijjar, as the holder of 197,500, or 57.6%, of the issued and outstanding shares of the Company’s common stock, provided the Company with written consent in lieu of a meeting of stockholders authorizing the Company to amend the Company’s Articles of Incorporation for the purpose of changing the name of the Company from Coastline Corporate Services, Inc. to “Dakota Gold Corp.”  In connection with the change of the Company’s name to Dakota Gold Corp. the Company intended to change its business to mineral resource exploration and move its domicile to Nevada.  In order to undertake the name, business and domicile change, the Company incorporated a wholly-owned subsidiary in Nevada named Dakota Gold Corp. and merged Coastline Corporate Services, Inc. with the new subsidiary.  The Company received final regulatory for the name, business, and domicile change on November 26, 2010 and is now a Nevada corporation.

Effective as of August 31, 2011 the Board of Directors of the Company elected Mr. Bobby Nijjar President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary, and Director of the Company.  Also effective as of August 31, 2011 Mr. Daulat Nijjar resigned as President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary, and Director of the Company.  Mr. Bobby Nijjar is the son of Mr. Daulat Nijjar.

The accompanying financial statements have been prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States on a going concern basis.

Nature of Operations

The Company is in the exploration stage and has not produced any revenue from its principal business as of April 30, 2012.  The Company is currently an exploration stage company as defined by the U.S. Securities and Exchange Commission (“SEC”) and is in the business of exploring and if warranted, advancing certain unpatented Nevada mineral claims to the discovery point where it believes maximum shareholder returns can be realized.

NOTE 2 – ABILITY TO CONTINUE AS A GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  As shown in the accompanying financial statements, the Company has incurred a net loss of $168,046 for the period from August 1, 2010 (inception of the exploration stage) to April 30, 2012.  The future of the Company is dependent upon its ability to obtain future financing and upon future profitable operations from the exploration of its future mineral properties.  On September 1, 2011 the Company issued 2,000,000 common shares at $0.05 per share for a total offering price of $100,000 to Mr. Bobby Nijjar, the newly appointed officer and director of the Company.  The funds from this financing are not sufficient to fund the Company’s expected operational requirements of approximately $147,000 for the next twelve months.  Management may seek additional capital that will be required in order to continue to operate in the future.  However, management’s efforts to raise additional funding may not be successful.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

If the Company were unable to continue as a “going concern”, then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management’s Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and notes. Significant areas requiring the use of estimates relate to accrued liabilities and the impairment of long-lived assets.  Management believes the estimates utilized in preparing these financial statements are reasonable and prudent and are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Foreign Currency

The Company’s functional currency is the U.S. dollar and to date has undertaken the majority of its transactions in U.S. dollars. Any transaction gains and losses that may take place will be included in the statement of operations as they occur.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with one financial institution in the form of a demand deposit.

Loss per Share

Net income (loss) per share is computed by dividing the net income by the weighted average number of shares outstanding during the period. As of April 30, 2012 the company does not have any outstanding common stock options or warrants.

Comprehensive Income

The Company has adopted FASB ASC 220, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company has disclosed this information on its Statement of Operations. Comprehensive income is comprised of net income (loss) and all changes to capital deficit except those resulting from investments by owners and distribution to owners.

Property Holding Costs

Holding costs to maintain a property on a care and maintenance basis are expensed in the period they are incurred. These costs include security and maintenance expenses, lease and claim fees payments, and environmental monitoring and reporting costs.

Exploration and Development Costs

Mineral property interests include optioned and acquired mineral development and exploration stage properties. The amount capitalized related to a mineral property interest represents its fair value at the time it was optioned or acquired, either as an individual asset or as a part of a business combination. The value of such assets is primarily driven by the nature and amount of mineralized material believed to be contained in such properties. Exploration costs are expensed as incurred and development costs are capitalized if proven and probable reserves exist and the property is a commercially minable property. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are capitalized. Costs incurred to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mineral interests costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value.

Income Taxes

The Company adopted FASB ASC 740, Income Taxes, at its inception deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. No deferred tax assets or liabilities were recognized as of April 30, 2012.

Fair Value of Financial Instruments

The book values of cash, prepaid expenses, and accounts payable approximate their respective fair values due to the short-term nature of these instruments. The fair value hierarchy under GAAP distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one — inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities;
•
Level two — inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

New Accounting Pronouncements

Goodwill Impairment

In September 2011, ASC guidance was issued related to goodwill impairment. Under the updated guidance, an entity will have the option to first assess qualitatively whether it is necessary to perform the current two-step goodwill impairment test. If the Company believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The update is effective for the Company’s fiscal year beginning May 1, 2012 with early adoption permitted. The Company does not expect the updated guidance to have an impact its financial position, results of operations or cash flows.

Comprehensive Income

In June 2011, ASC guidance was issued related to comprehensive income. Under the updated guidance, an entity will have the option to present the total of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, the update required certain disclosure requirements when reporting other comprehensive income. The update does not change the items reported in other comprehensive income or when an item of other comprehensive income must be reclassified to income. Subsequently, in December 2011, the FASB issued its final standard to defer the new requirement to present components of reclassifications of other comprehensive income on the face of the income statement. Companies will still be required to adopt the other requirements contained in the new standard on comprehensive income. The adoption of this guidance is not expected to have an impact on the Company’s financial position, results of operations or cash flows.

Fair Value Accounting

In May 2011, ASC guidance was issued related to disclosures around fair value accounting. The updated guidance clarifies different components of fair value accounting including the application of the highest and best use and valuation premise concepts, measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity and disclosing quantitative information about the unobservable inputs used in fair value measurements that are categorized in Level 3 of the fair value hierarchy. The update is effective for the Company’s fiscal year beginning May 1, 2012. The Company does not expect the updated guidance to have a significant impact on its financial position, results of operations or cash flows.

NOTE 4 – MINERAL PROPERTY INTERESTS

On September 10, 2010, the Company executed a property option agreement (the “Agreement”) with Zsolt Rosta, Jennifer Oliver, and Genesis Gold Corporation (the “Property Owners”) granting the Company the right to acquire 100% of the mining interests of a Nevada mineral exploration property currently controlled by the Property Owners. The property known as the Caldera Property is located in Nye County, Nevada and currently consists of 32 unpatented claims (the “Property”).  Upon execution of the Agreement, the Company paid the Property Owners $5,000.  On January 1, 2011 the Company made an additional option payment of $20,000, and on September 1, 2011 the Company made a $25,000 option payment under the Agreement.  As a result of the Caldera Property not containing any known or assigned resource or reserve, the Company has written down all of its property option payments in the statements of operations at April 30, 2012 and 2011.

The remaining annual option payments and minimum annual exploration expenditures under Agreement are as noted below:

	Property	Work
	Payments	Expenditures
By September 1, 2012	35,000	-
By September 1, 2013	50,000	50,000
By September 1, 2014	100,000	50,000
By September 1, 2015	100,000	50,000
By September 1, 2016	100,000	50,000
By September 1, 2017	100,000	-
By September 1, 2018	165,000	-
By September 1, 2019	200,000	-
By September 1, 2020	200,000	-
By September 1, 2021	200,000	-
By September 1, 2022	200,000	-
By September 1, 2023	200,000	-
By September 1, 2024	300,000	-
	$1,950,000	$200,000

Since our payment obligations are non-refundable, if we do not make any payments under the Agreement we will lose any payments made and all our rights to the Property. If all said payments under the Agreement are made, then we will acquire all mining interests in the Property, subject to a royalty payable to the Property Owners.  If the Company fails to make any payment when due the Agreement gives the Company a 60-day period to pay the amount of the deficiency.

The Property Owners retained a royalty of the aggregate proceeds received by the Company from any smelter or other purchaser of any ores, concentrates, metals or other material of commercial value produced from the Property, minus the cost of transportation of the ores, concentrates or metals, including related insurance, and smelting and refining charges, including penalties as follows:

US$ per ounce	Net Smelter Return
Below $1200	1.50%
$ 1200.01 and above	3.00%

The price of gold used to determine the royalty is based on the average monthly afternoon London gold fix price.
Both the Company and the Property Owners have the right to assign, sell, mortgage or pledge their rights in the Agreement or on the Property. In addition, any mineral interests staked, located, granted or acquired by either the Registrant or the Property Owners which are located within a 1 mile radius of the Property will be included in the option granted to the Company.

NOTE 5 – PROPERTY AND EQUIPMENT

During the year ended April 30, 2011 the Company wrote down its property and equipment to nil.  A loss of $872 has been recorded in the Statement of Operations at April 30, 2011. Depreciation expense of $79 was recorded prior to the write-down.

NOTE 6 – BRIDGE LOAN PAYABLE

On August 20, 2010, the Company closed a Bridge Loan Agreement (the “Loan”) for $80,000.  The Loan bearsinterest at 5% per year and is due on August 20, 2011.  The Loan may be repaid in its entirety including the outstanding interest earlier than the due date by the Company advising the lender of such intent to repay 15 days prior to the anticipated date of repayment. The Loan is unsecured.

On August 20, 2011, the bridge loan in the original principal amount of $80,000 accruing interest at 5% per year was extended by the holder.  The original bridge loan, and outstanding interest, which was due August 20, 2011 was renewed into a new loan of $84,000 bearing interest at 5% per year and being due on August 20, 2012.  The unsecured loan may be repaid in its entirety including the outstanding interest earlier than August 20, 2012 as long as the Company advises the lender of such intent to repay 15 days in advance.  As of April 30, 2012 the amount outstanding includes the original $80,000 loan and an aggregate $6,911 in accrued interest.

Interest expense of $4,138 (2011 - $2,773) has been accrued for the year ended April 30, 2012.

NOTE 7 – LOAN PAYABLE – SHAREHOLDER

A loan from a former shareholder was increased as a result of the shareholder lending the Company an additional $600.  As of April 30, 2011 the shareholder had forgiven the entire balance of $9,400 resulting in no outstanding balance at April 30, 2011 and 2012.  The loan was non-interest bearing.

NOTE 8 - COMMON STOCK TRANSACTIONS

On March 2, 2011 the Company closed a private placement of 3,000 common shares at $10 per share for a total offering price of $30,000.  The common shares were offered by the Company pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

On September 1, 2011 the Company issued 2,000,000 common shares at $0.05 per share for a total offering price of $100,000 to Mr. Bobby Nijjar, the newly appointed officer and director of the Company. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Bobby Nijjar is an officer and director of the Company and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering. As a result of such issuance, Mr. Bobby Nijjar owns 85.25% of the issued and outstanding shares of the Company.

NOTE 9 - STOCK SPLITS

On December 2, 2010 the Company’s Board of Directors adopted a resolution to split the Company’s stock. The common stock of the company was forward split on a 100:1 basis on the record date of December 16, 2010 and a payment date of December 17, 2010.

On March 25, 2011, the Company received a joint written consent in lieu of a meeting (the “Joint Written Consent”) from the members of the Board of Directors (the “Board”) and the holder of 197,500 (representing 57.1%) of the issued and outstanding shares of our common stock (the “Majority Stockholder”). The Joint Written Consent adopted resolutions which authorized the Company to act on a proposal to effect a reverse stock split on the issued and outstanding shares of common stock of the Company at a ratio of 1 new post reverse split common stock for each 100 outstanding pre reverse split common stock of the Company.  On June 16, 2011 the reverse split was completed.

NOTE 10 – SHARE CANCELLATION

On August 16, 2010, Mr. Nijjar, returned 450,000 common shares to the Company for cancellation.  Mr. Nijjar returned the shares for cancellation in order to reduce the number of shares issued and outstanding.  Subsequent to the cancellation, the Company had 342,998 shares issued and outstanding; a number that Mr. Niijar, who is also a director of the Company, considered more in line with the Company’s business plans.  Following the share cancellation, Mr. Nijjar owned 197,500 common shares, or 57.6%, of the remaining 342,998 issued and outstanding common shares of the Company at that time.

NOTE 11 - INCOME TAXES

Deferred tax assets of the Company are as follows:

	2012	2011
Non-capital losses carried forward	86,800	53,900
Less: valuation allowance	(86,800)	(53,900)
Deferred tax asset recognized	-	-

A valuation allowance has been recorded to reduce the net benefit recorded in the financial statements related to these deferred tax assets. The valuation allowance is deemed necessary as a result of the uncertainty associated with the ultimate realization of these deferred tax assets.

The provision for income tax differs from the amount computed by applying statutory federal income tax rate of 34% (2011 – 34%) to the net loss for the year.  The sources and effects of the tax differences are as follows:

	2012	2011
Computed expected tax benefit	32,900	28,400
Change in valuation allowance	(32,900)	(28,400)
Income tax provision	-	-

As of April 30, 2012, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $255,300 (2011 - $158,600) which begin expiring in 2027.

The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending April 30, 2008 through 2011. The Company’s state income tax returns are open to audit under the statute of limitations for the years ending April 30, 2006 through 2011.  The Company recognizes interest and penalties related to income taxes in income tax expense. The Company had incurred no penalties and interest for the years ended April 30, 2012 and 2011.

NOTE 12 – RELATED PARTY TRANSACTIONS

Effective August 13, 2010, the Company began paying one of its Directors $500 per month to serve on its Board of Directors.  In addition, effective January 1, 2012 the Company began paying its sole executive officer $500 to serve on the Board of Directors.  The total amount paid to the two individuals for directors’ fees for year ended April 30, 2012 was $8,000 (2011 - $4,250).  Also, for the year ended April 30, 2012, the Company paid its sole executive officer $2,000 (2011- $0) for management services rendered to the Company.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

On August 1, 2011 the Company renewed the lease for its shared office space for one year at a rate of $249 per month.  It is expected that the Company will renew its office lease for another year commencing August 1, 2012.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the Company; none shall be borne by any selling security holders.

Securities and Exchange Commission registration fee	$35
Legal fees and miscellaneous expenses (*)	$4,000
Accounting fees and expenses (*)	$1,000
Total (*)	$5,035

(*) Estimated Expenses.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation.  Our Articles of Incorporation do not specifically limit our directors' immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law; provided, however, that we may modify the extent of such indemnification by  individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in  connection  with any  proceeding, or part thereof, initiated by such person unless such indemnification:  (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy, and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On March 2, 2011 the Company closed a private placement of 3,000 common shares at $10 per share for a total offering price of $30,000.  The common shares were offered by the Company pursuant to an exemption from registration under Regulation S of the Securities Act of 1933, as amended.

On September 1, 2011 the Company issued 2,000,000 common shares at $0.05 per share for a total offering price of $100,000 to Mr. Bobby Nijjar, the newly appointed officer and director of the Company. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended.  Mr. Bobby Nijjar is an officer and director of the Company and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering. As a result of such issuance, Mr. Bobby Nijjar owns 85.25% of the issued and outstanding shares of the Company.

EXHIBITS
EXHIBIT NUMBER	DESCRIPTION
3.1	Certificate of Incorporation (1)
3.2	By-Laws (2)
5.1	Opinion of Scott Olson, Esq regarding the legality of the securities being registered
10.1	Bridge Loan Agreement dated August 20, 2010 (3)
10.2	Caldera Property Option Agreement, dated September 10, 2010, by and between Zsolt Rosta, Jennifer Oliver, and Genesis Gold Corporation and Coastline Corporate Services, Inc. (4)
10.3	Form of Regulation S Subscription Agreement (5)
10.4	Service Agreement dated August 13, 2010 by and between Jim Poulter and Dakota Gold Corp. (6)
10.5	Bridge Loan Agreement dated August 20, 2011 (7)
10.6	Form of Regulation D Subscription Agreement (8)
10.7	Service Agreement dated January 1, 2012 by and between Bobby Nijjar and Dakota Gold Corp. (9)
10.8	Service Agreement dated August 1, 2012 by and between Herb Duerr and Dakota Gold Corp. (10)
10.9	Crescent Fault Property Option Agreement, dated August 17, 2012, by and between MinQuest, Inc. and Dakota Gold Corp. (11)
10.10	Bridge Loan Agreement dated August 27, 2012 (12)
23.1	Consent of DKM Certified Public Accountants
23.2	Consent of Scott D. Olson, Esq (included in Exhibit 5.1) (13)

(1)Incorporated herein by reference to Appendix E to Schedule 14C, filed with the Securities and Exchange Commission on October 13, 2010, file no. 000-53630
(2) Incorporated herein by reference to Appendix F to Schedule 14C, filed with the Securities and Exchange Commission on October 13, 2010 file no. 000-53560
(3) Incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on August 24, 2010.
(4) Incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on September 13, 2010.
(5) Incorporated herein by reference to Exhibit 10.3 to the Company’s Form 10-K filed with the SEC on July 29, 2011.
(6) Incorporated herein by reference to Exhibit 10.4 to the Company’s Form 10-K filed with the SEC on July 29, 2011.
(7) Incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on September 8, 2011.
(8) Incorporated herein by reference to Exhibit 10.6 to the Company’s Form 10-K filed with the SEC on July 23, 2012.
(9) Incorporated herein by reference to Exhibit 10.6 to the Company’s Form 10-K filed with the SEC on July 23, 2012.
(10) Incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on August 6, 2012.
(11) Incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on August 21, 2012.
(12) Incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on August 31, 2012.
(13) Incorporated herein by reference to Exhibit 23.2 to the Company’s Form S-1 filed with the SEC on December 13, 2012.

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on February 15, 2013 .

DAKOTA GOLD CORP.

By: /s/ Herb Duerr Name: Herb Duerr Title: President and CEO (principal executive and financial officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	Signature:	Name:	Title:

February 15, 2013	/s/ Herb Duerr	Herb Duerr	CEO, President, CFO, Treasurer and Director (Principal Executive, Financial and Accounting Officer)
February 15, 2013	/s/ Bobby Nijjar	Bobby Nijjar	Secretary and Director